Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

HUBBELL POWER SYSTEMS, INC.,

NORTHERN STAR PARENT HOLDINGS, LLC

and

(solely for the limited purposes set forth herein)

HUBBELL INCORPORATED

October 28, 2023

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Definitions
Exhibit B	Accounting Principles; Sample Working Capital
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Restrictive Covenant Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 28, 2023 by and among Hubbell Power Systems, Inc., a Delaware corporation (the “Buyer”), Northern Star Parent Holdings, LLC, a Delaware limited liability company (the “Seller”), and, solely for purposes of Article X, Hubbell Incorporated, a Connecticut corporation (the “Guarantor”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them on Exhibit A attached hereto. The Buyer and the Seller are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding Equity Securities (the “Purchased Securities”) of Northern Star Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Seller desires to sell, transfer, assign, convey, and deliver to the Buyer all of its right, title, and interest in and to the Purchased Securities, and the Buyer desires to purchase, acquire, and accept from the Seller all of the Seller’s right, title, and interest in and to the Purchased Securities, in each case, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective governing bodies of the Buyer and the Seller have approved this Agreement and the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE TRANSACTION

1.01 Basic Transaction. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase, acquire, and accept from the Seller, and the Seller shall sell, transfer, assign, convey, and deliver to the Buyer, all right, title, and interest in and to all of the Purchased Securities, free and clear of any and all Liens other than Liens imposed under applicable securities Laws, as a result of which the Buyer shall purchase, acquire, and accept all of the outstanding Equity Securities of the Company as of the Closing.

1.02 Purchase Price. Subject to the adjustments set forth in this ARTICLE I, the aggregate consideration for the Purchased Securities will be an amount equal to (a) the Purchase Price, plus (b) the Cash Amount, minus (c) the outstanding amount of all Funded Debt as of immediately prior to the Closing, minus (d) the Transaction Expenses Amount, minus (e) the Working Capital Deficit, if any, plus (f) the Working Capital Surplus, if any, minus (g) the Adjustment Escrow Amount (the “Closing Payment”).

(a) Closing Payment. At the Closing, the Buyer shall (or shall cause an Affiliate of the Buyer to):

(i) pay the Estimated Closing Payment to the Paying Agent (for the benefit of the Seller, its equityholders and its Representatives);

(ii) repay, or cause to be repaid, on behalf of the Group Companies, by wire transfer of immediately available funds to the account(s) designated by the Indebtedness Holders, all amounts necessary to discharge fully the then-outstanding balance of all Funded Debt under the Credit Agreement and the Other Debt Agreements (if any) in each case in the amount set forth in the applicable Payoff Letter delivered by the Seller to the Buyer pursuant to Section 2.02(i);

(iii) at the direction of and on behalf of the applicable Group Company pay the respective portion of the Transaction Expenses Amount to the recipients designated by the applicable Group Company as set forth in any invoices delivered to the Buyer by the Seller at least three (3) Business Days prior to the Closing Date (which such invoices shall be accompanied by a confirmation from each such Person that is an advisor, banker, counsel, consultant or similar Representative that, as of the Closing and assuming the payment of the unpaid portion of the Transaction Expenses Amount set forth in such Person’s invoice, there will be no amounts incurred thereby, accrued thereby or payable thereto and such Person has no outstanding claims for payment (whether or not asserted) against any Group Company or the Buyer or their respective Affiliates or otherwise relating to this Agreement or the transactions contemplated hereby) (in each case, except for Bonus Payments and to the extent any other Transaction Expenses constitute employment compensation, together with the employer’s share of any payroll, employment or other Taxes associated with such Bonus Payments and employment compensation, which amounts shall be paid promptly (and in any event within five (5) Business Days after the Closing) to the Person entitled thereto through such Group Company’s payroll system) (provided, that the Seller may designate the Paying Agent to receive any portion of the Transaction Expenses Amount that is being paid on account of any third party’s out-of-pocket costs and expenses); and

(iv) pay the Adjustment Escrow Amount to the escrow account (the “Adjustment Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement.

(b) Payments. All payments pursuant to this Section 1.02 shall be made by wire transfer of immediately available funds to such account(s) designated by the Seller in a detailed funds flow memorandum in excel format (including all underlying calculations, formulas and amounts therein as well as wire instructions for the recipients therein) setting forth all payments to be made by or on behalf of the Parties at the Closing in accordance with this Agreement (the “Funds Flow”). The Seller will provide the Buyer and the Paying Agent with all wire information for wire recipients to be included in the Funds Flow at least two (2) Business Days prior to the Closing. The Buyer and the Seller will work together in good faith to prepare and finalize the Funds Flow at least two (2) Business Days prior to the Closing. The Buyer shall be entitled to rely solely on the Pre-Closing Statement and payment instructions set forth in the Funds Flow, and the

Buyer’s obligation to pay the Estimated Closing Payment at the Closing shall be satisfied when the Buyer (or an Affiliate thereof) pays the Estimated Closing Payment to the Paying Agent pursuant to, and in accordance with, the payment instructions set forth in the Funds Flow.

1.03 Estimated Closing Payment. Not less than three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (the “Pre-Closing Statement”), which Pre-Closing Statement shall set forth the Seller’s good faith estimate of (a) the Cash Amount, (b) the outstanding amount of all Funded Debt as of immediately prior to the Closing, (c) Transaction Expenses Amount, (d) Working Capital (the “Estimated Working Capital”) and based on the Estimated Working Capital, the Working Capital Surplus, if any, or the Working Capital Deficit, if any, and (e) based on the foregoing clauses (a)-(d), the Closing Payment (the “Estimated Closing Payment”). The Pre-Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement and, as applicable, the Accounting Principles. The Seller shall, and shall cause the Group Companies to, provide the Buyer and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the Seller, to the relevant work papers and other information and personnel of the Group Companies as is necessary to assist the Buyer in its review of such estimates, in each case, subject to the Access Limitations, mutatis mutandis, provided, that, if applicable, the Seller shall, and shall cause its Affiliates and the Group Companies, as applicable, to, use commercially reasonable efforts to provide such cooperation and access in a manner which does not violate Antitrust Laws or jeopardize privilege, as applicable. In addition, the Seller shall (i) consider in good faith the reasonable comments of the Buyer and its Representatives to the Pre-Closing Statement and (ii) address any arithmetic or calculation errors with respect to the Pre-Closing Statement. In the event any edits are made to the Pre-Closing Statement prior to the Closing pursuant to, and in accordance with, the preceding sentence, the Seller shall re-deliver the revised statement to the Buyer and all references herein to the Pre-Closing Statement shall be to the version of the Pre-Closing Statement reflecting such revisions.

1.04 Closing Payment Determination. As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement setting forth the Buyer’s good faith calculation of (i) the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, (ii) the Cash Amount, (iii) the outstanding amount of all Funded Debt as of immediately prior to the Closing, (iv) the Transaction Expenses Amount as of immediately prior to the Closing, and (v) based on the amounts set forth in the foregoing clauses (i)-(iv), the Closing Payment (the “Closing Statement”). The Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement and, as applicable, the Accounting Principles. If the Buyer fails to timely deliver the Closing Statement, the Seller may elect to either (A) deliver a Closing Statement to the Buyer within 90 days after the Closing Date (and the procedures below shall apply mutatis mutandis), in which case the Buyer shall provide the Seller with reasonable access during normal business hours and upon reasonable advance notice to the Buyer to the records and work papers necessary to prepare the Closing Statement, or (B) accept the Estimated Closing Payment as the final Closing Payment and the Pre-Closing Statement shall be deemed to be the final, binding, non-appealable, and conclusive Closing Statement. After delivery of the Closing Statement by the Buyer, the Seller, and its Representatives shall be permitted to make inquiries of the Buyer and its Representatives regarding questions, concerns, or disagreements with the Closing Statement arising in the course of their review thereof. If the Seller has any objections to the Closing Statement, then the Seller will deliver to the Buyer a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Closing Statement and, to the extent practical, the Seller’s proposed resolution of each such Objection Dispute. If an Objection Statement is not delivered to the Buyer within thirty (30) days after receipt of the Closing Statement by the Seller, then the Closing Statement as originally received by the Seller shall be final, binding, and non-appealable by the Parties. Any item, amount, determination, or calculation not disputed in a timely delivered Objection Statement shall be final, binding, non-appealable, and conclusive on the Parties. If an Objection Statement is timely delivered within thirty (30) days after receipt of the Closing Statement by the Seller, then the Buyer and the Seller shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the timely delivery of the Objection Statement (the “Negotiation Period”), the Seller and the Buyer shall retain and submit each unresolved Objection Dispute to (A) Grant Thornton LLP, and (B) if Grant Thornton LLP is not available or is not independent at such time, a nationally recognized independent accounting firm mutually agreed upon by the Buyer and the Seller (and, if the Buyer and the Seller are unable to agree on a nationally recognized independent accounting firm within fifteen (15) days then each of the Buyer and the Seller will promptly select a nationally recognized independent accounting firm and representatives of those independent accounting firms will select a nationally recognized accounting firm to be used in connection with the dispute) (the “Independent Auditor”) to resolve such Objection Disputes. If, during the Negotiation Period, the Seller and the Buyer are able to resolve any Objection Disputes, then such agreed upon amounts shall become final, binding, non-appealable, and conclusive on the Parties. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. Neither the Buyer nor the Seller shall have or conduct any communication, either written or oral, with the Independent Auditor without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. The Buyer and the Seller, and their respective Representatives, shall cooperate fully with the Independent Auditor during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Auditor, all with the intent to fairly and in good faith resolve all Objection Disputes as promptly as reasonably practicable. In resolving any disputed item, the Independent Auditor (1) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Buyer or the Seller, or less than the lowest value for such item claimed by either the Buyer in the Closing Statement or the Seller in the Objection Disputes, (2) shall be bound by the principles set forth in this Agreement (including the Accounting Principles, as applicable), (3) shall act as an expert and not as an arbitrator, and (4) shall limit its review to matters specifically set forth in the Objection Statement. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties, absent fraud or manifest error. All of the reasonable and documented fees, costs, and expenses of the Independent Auditor shall be allocated between each Party in the same proportion that the aggregate amount of remaining disputed items submitted to the Independent Auditor that is unsuccessfully disputed by each such party (as finally determined by the Independent Auditor) bears to the total amount of such remaining disputed items so submitted. For example, if it is the Buyer’s position that the adjustment owed is $300, it is the Seller’s position that the adjustment owed is $100 and the Independent Auditor’s finding is that the adjustment owed is $250, then the Buyer shall pay 25% ((300-250) / (300-100)) of the Independent Auditor’s fees and expenses and the Seller shall pay 75% ((250-100) / (300-100)) of the Independent Auditor’s fees and expenses. The final Closing Statement, however determined pursuant to this Section 1.04, will produce the Working Capital Surplus or Working Capital Deficit, if any, and the Cash Amount, the outstanding amount of all Funded Debt as of immediately prior to the Closing, and the Transaction Expenses Amount as of immediately prior to the Closing, in each case, to be used to determine the final Closing Payment. The process set forth in this Section 1.04 shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Working Capital, the Cash Amount, the outstanding amount of all Funded Debt, or the Transaction Expenses Amount, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties, except in the case of fraud or manifest error.

1.05 Preparation of Pre-Closing Statement and Closing Statement; Cooperation.

(a) Preparation of Pre-Closing Statement and Closing Statement. The Pre-Closing Statement and the Closing Statement (including the calculation of the Closing Payment and each of the components thereof) shall be prepared and calculated in accordance with the principles, policies, methodologies and procedures set forth on Exhibit B (the “Accounting Principles”). The Pre-Closing Statement and the Closing Statement shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.

(b) Cooperation. Following the Closing, the Buyer shall, and shall cause the Group Companies, and their respective officers, employees, consultants, accountants, and agents to, cooperate fully with the Seller and its Representatives in connection with its review of the Closing Statement and the preparation of the Objection Statement and provide any books, records, work papers, and other information requested by the Seller and its Representatives in connection therewith or in connection with resolving any Objection Disputes, in each case, subject to the Access Limitations, mutatis mutandis, provided, that the Buyer shall, and shall cause its Affiliates and the Group Companies, as applicable, to, use reasonable best efforts to provide such cooperation and access in a manner which does not violate Antitrust Laws or jeopardize privilege, as applicable.

1.06 Payment of the Closing Payment. Upon the final determination of the Closing Statement pursuant to Section 1.04:

(a) If the Closing Payment exceeds the Estimated Closing Payment (such excess, the “Positive Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the final determination of the Closing Statement pursuant to Section 1.04), (i) the Buyer will pay the Positive Adjustment Amount to the Paying Agent (for the benefit of the Seller and its equityholders and Representatives) to an account designated in writing by the Seller at least three (3) Business Days prior to the making of such payment, and (ii) the Buyer and the Seller shall, pursuant to the terms of the Escrow Agreement, deliver a joint written instruction to the Escrow Agent to release the entire Adjustment Escrow Amount (together with any interest or earnings thereon) to the Seller. Notwithstanding anything to the contrary herein, the Positive Adjustment Amount shall not exceed the Adjustment Escrow Amount.

(b) If the Estimated Closing Payment exceeds the Closing Payment (such excess, the “Negative Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the final determination of the Closing Statement pursuant to Section 1.04), the Buyer and the Seller shall, pursuant to the terms of the Escrow Agreement, deliver a joint written instruction to the Escrow Agent to release (i) from the Adjustment Escrow Account to the Buyer, an amount equal to the Negative Adjustment Amount, and (ii) to the extent the amount of the Negative Adjustment Amount is less than the Adjustment Escrow Amount (together with any interest or earnings thereon), any such remaining amount of the Adjustment Escrow Amount (together with any interest or earnings thereon) to the Seller. The Adjustment Escrow Amount shall be the Buyer’s sole and exclusive recourse for any Negative Adjustment Amount and neither the Seller, nor any of the Seller’s Affiliates, shall have any liability for any portion of the Negative Adjustment Amount in excess of an amount equal to the Adjustment Escrow Amount.

(c) Except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law), any payments made pursuant to this Section 1.06 will be treated for all Tax purposes as adjustments to the consideration paid for the Purchased Securities pursuant to this Agreement.

1.07 Withholding. The Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Seller or any other Person pursuant to this Agreement such amounts as the Buyer or any other withholding agent is required to deduct and withhold under applicable Law; provided, however, that except with respect to payments in the nature of compensation to be made to employees or former employees, Buyer shall use commercially reasonable efforts to provide the Seller with written notice of Buyer’s intention to withhold at least three (3) Business Days prior to any such withholding and Buyer and Seller shall cooperate in good faith to minimize any such Taxes. To the extent that any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE II

CLOSING CONDITIONS AND DELIVERABLES

2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.pdf) signatures on (a) the third (3rd) Business Day following satisfaction or waiver (in writing by the Person with the authority to provide such waiver in accordance with Section 10.05) of all of the closing conditions set forth in Section 2.02 and 2.03 (other than those to be satisfied at the Closing), or (b) such other Business Day as is mutually agreed in writing by the Buyer and the Seller; provided, that, notwithstanding the foregoing, in no event shall the Closing occur prior to December 22, 2023 without the Buyer’s prior written consent. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date.

2.02 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Buyer:

(a) (i) the representations and warranties of the Seller set forth in Section 4.02 (Power and Authority; Ownership) (last sentence only) and Section 5.02 (Capitalization; Subsidiaries) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a particular date need only be true and correct as of such date) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein), (ii) the representations and warranties of the Seller set forth in Section 5.02(b) (Absence of a Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, (iii) the representations and warranties of the Seller set forth in Section 4.01 (Status), Section 4.02 (Power and Authority; Ownership) (other than the last sentence), Section 4.03 (Enforceability), Section 4.05 (No Brokers), Section 5.01 (Corporate Status), Section 5.16 (Affiliated Transactions) and Section 5.21 (No Brokers) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a particular date need only be true and correct as of such date) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein), and (iv) all of the other representations and warranties of the Seller in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a particular date need only be true and correct as of such date) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein), except, (A) with respect to the foregoing clauses (i) and (iii) only, changes following the entry into this Agreement which are expressly contemplated by this Agreement or to which the Buyer has consented to in advance in writing and (B) with respect to the foregoing clause (iv) only, for those instances in which the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(b) the Seller and the Group Companies shall have performed in all material respects all of their respective agreements, covenants and obligations required to be performed under this Agreement at or prior to the Closing;

(c) no Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any injunction, judgment, order, ruling or Law, which has the effect of enjoining, restraining, or prohibiting the transactions contemplated by this Agreement;

(d) the applicable waiting period (and any extension thereof) pursuant to the HSR Act shall have expired or been terminated;

(e) since the entry into this Agreement, no Material Adverse Effect shall have occurred;

(f) the Seller shall have delivered to the Buyer a certification from the Company that complies with Section 1445 of the Code and Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and executed by an officer of the Company, certifying that the Purchased Securities are not “United States real property interests” (within the meaning of Section 897(c)(1) of the Code), which the Buyer is hereby authorized to deliver to the Internal Revenue Service on behalf of the Company after the Closing;

(g) the Seller shall have delivered to the Buyer a validly executed and properly completed Internal Revenue Service Form W-9;

(h) the Seller shall have delivered to the Buyer a copy of the certificate of good standing for each Group Company from the jurisdiction of such Group Company’s organization, dated within five (5) Business Days of the Closing Date;

(i) the Seller shall have (i) delivered to the Buyer, on or prior to the third (3rd) Business Day prior to the Closing Date, executed payoff letters (the “Payoff Letters”) from the holders of the Funded Debt (the “Indebtedness Holders”) under, (x) the Credit Agreement and (y) each agreement governing any Funded Debt for borrowed money assumed, guaranteed, issued or incurred, or which any of the Group Companies otherwise becomes liable for to the extent permitted under Section 6.04(a)(ii)(G) (each such agreement described under the foregoing clause (y), an “Other Debt Agreement”), in each case, in form and substance reasonably satisfactory to the Buyer, and (ii) made arrangements reasonably satisfactory to the Buyer for such Indebtedness Holders to deliver all related Lien and guarantee releases, as applicable, to the Buyer;

(j) the Seller shall have delivered to the Buyer the certificates (if any) representing all of the Purchased Securities, together with other appropriate instruments of transfer to convey the same to the Buyer (as well as satisfactory evidence the certificates in the name of the Seller have been cancelled); and

(k) the Seller shall have delivered to the Buyer a copy of the Escrow Agreement, duly executed by the Seller;

(l) the Seller shall have delivered to the Buyer a copy of the Paying Agent Agreement, duly executed by the Seller and the Paying Agent; and

(m) the Seller shall have delivered to the Buyer a copy of the Restrictive Covenant Agreement, duly executed by the Seller and each of Comvest Investment Partners V, L.P., Comvest Investment Partners V-A, L.P., Comvest Investment Partners VI, L.P., and Comvest Investment Partners VI-A, L.P. (collectively the “Comvest Funds”).

2.03 Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Seller:

(a) the representations and warranties of the Buyer set forth in Article III shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for representations and warranties qualified by materiality, which shall be true and correct in all respects), except for (a) those representations and warranties that are made as of a particular date need only be true and correct as of such date, and (b) those instances in which the failure of the representations and warranties to be true and correct would not in the aggregate have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement by the Outside Date (a “Buyer Material Adverse Effect”);

(b) the Buyer shall have performed in all material respects all of its agreements, covenants and obligations required to be performed under this Agreement at or prior to the Closing;

(c) no Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any injunction, judgment, order, or ruling or Law, which has the effect of enjoining, restraining, or prohibiting the transactions contemplated by this Agreement;

(d) the applicable waiting period (and any extension thereof) pursuant to the HSR Act shall have expired or been terminated; and

(e) the Buyer shall have delivered to the Seller a copy of the Escrow Agreement, duly executed by the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller that:

3.01 Status. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

3.02 Power and Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and the Related Agreements, performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate acts or proceedings by the Buyer and no other corporate acts or proceedings by the Buyer are necessary to authorize the execution and delivery of this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.03 Enforceability. This Agreement has been duly authorized, executed, and delivered by the Buyer and, assuming the due and valid authorization, execution, and delivery of this Agreement by the other Party, this Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.04 No Violations; Consents and Approvals. Except as set forth on Section 4.04 and Section 5.03 of the Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements to which it is a party by the Buyer, and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of the

Organizational Documents of the Buyer, (b) violate any Law applicable to, binding upon, or enforceable against the Buyer, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contract to which the Buyer is a party or bound, (d) result in the creation or imposition of any Lien upon any of the property or assets of the Buyer, or (e) except for such filings as may be required under the HSR Act or any other Antitrust Laws, filings (including information deemed to be furnished) with the SEC and notifications to the New York Stock Exchange, require the consent or approval of any Governmental Authority or any other Person, except in the case of clauses (b), (c), and (d) as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

3.05 No Brokers. Except for with respect to Morgan Stanley & Co. LLC, the Buyer has not incurred any obligation for any finder’s, broker’s, or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

3.06 Sufficiency of Funds. As of the Closing Date, the Buyer will have available to it funds sufficient to consummate the transactions contemplated by this Agreement in accordance with the terms and subject to the conditions of this Agreement, including the payment of the Purchase Price and all fees and expenses payable by the Buyer in connection with the transactions contemplated by this Agreement.

3.07 Due Diligence. The Buyer has completed such investigations of the Group Companies as it deems necessary and appropriate and has received all of the material information that it has requested from the Group Companies in connection with the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

3.08 Investment Representation. The Buyer is acquiring the Purchased Securities for its own account with the present intention of holding the Purchased Securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

3.09 Solvency. Assuming that the conditions to the obligation of the Buyer to consummate the transactions contemplated by this Agreement have been satisfied or waived, then immediately after giving effect to the transactions contemplated by this Agreement, (a) the Buyer and its Subsidiaries (including the Group Companies), on a consolidated basis, will be able to pay their respective debts in the ordinary course of business as they become due; (b) the fair saleable value of the assets of the Buyer and its Subsidiaries (including the Group Companies), on a consolidated basis, will be greater than the amounts required to pay their respective debts (including the probable amount of all contingent liabilities) as they become absolute or matured; and (c) the Buyer and its Subsidiaries (including the Group Companies), on a consolidated basis, will not have unreasonably small capital to carry on their respective businesses as presently conducted or as proposed to be conducted. The Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of the Buyer and the Group Companies. For purposes of this Section 3.09, “fair saleable value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Buyer and its Subsidiaries (including the Group Companies) would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

3.10 Litigation. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

3.11 Foreign Ownership Approval Requirements. The Buyer is not a “foreign person” or a “foreign entity” as defined in Section 721 of the Defense Production Act of 1950, as amended, and is not controlled by a “foreign person” as defined in the Defense Production Act of 1950, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as set forth in the Disclosure Schedule (subject to Section 10.08 with respect to the Disclosure Schedule), the Seller represents and warrants to the Buyer that:

4.01 Status. The Seller, if an entity, is duly formed, validly existing, and in good standing under the Laws of Delaware.

4.02 Power and Authority; Ownership. The Seller has full limited liability company or other similar power and authority to execute and deliver this Agreement and the Related Agreements to which the Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Seller of this Agreement and the Related Agreements, performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite acts or proceedings, as applicable, on the part of the Seller, and no other acts or proceedings on the part of the Seller or its applicable Affiliates are necessary to authorize the execution and delivery of this Agreement and the Related Agreements, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Seller owns the Purchased Securities free and clear of all Liens other than Liens on future transfer imposed under applicable securities Laws, which Purchased Securities represent all of the issued and outstanding Equity Securities of the Company.

4.03 Enforceability. This Agreement has been duly authorized, executed, and delivered by the Seller. Assuming the due and valid authorization, execution, and delivery of this Agreement by the other Party, this Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.04 No Violations; Consents and Approvals. Except as set forth on Section 4.04 of the Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements by the Seller, as applicable, and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of the Seller, (b) violate any Law applicable to, binding upon, or enforceable against the Seller, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contract to which the Seller is a party or bound, (d) result in the creation or imposition of any Lien upon any of the Purchased Securities, or (e) except for such filings as may be required under the HSR Act or any other Antitrust Laws, require the consent or approval of any Governmental Authority or any other Person, except in the case of the foregoing clauses (b), (c), and (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.05 No Brokers. Except as set forth Section 4.05 of the Disclosure Schedule, the Seller has not incurred any obligation for any finder’s, broker’s, or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements for which the Seller may be liable.

4.06 Litigation. There are no Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller or its Affiliates (other than the Group Companies), at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.07 No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES OF THE BUYER SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE BUYER TO THE SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE SELLER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY THE BUYER. THE SELLER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN ARTICLE III WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as set forth in the Disclosure Schedule (subject to Section 10.08 with respect to the Disclosure Schedule), the Seller hereby represents and warrants to the Buyer that:

5.01 Corporate Status. Each Group Company is duly organized, validly existing, and in good standing under the Laws of the jurisdictions set forth on Section 5.01 of the Disclosure Schedule. Each Group Company (a) has the requisite corporate (or limited liability company, as the case may be) power and authority to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted and (b) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Seller has made available to the Buyer true, correct, and complete copies of the Organizational Documents of each Group Company, each as in effect on the date hereof, and no Group Company is in material violation of any provision of its Organizational Documents.

5.02 Capitalization; Subsidiaries.

(a) Section 5.02(a) of the Disclosure Schedule sets forth (i) the number of issued and outstanding Equity Securities of the Company, and (ii) the record and beneficial owner of all such Equity Securities. All of the Purchased Securities are validly issued, fully paid, and non-assessable and free and clear of all Liens other than Liens on future transfer imposed under applicable securities Laws. The Purchased Securities constitute the only outstanding Equity Securities of the Company. Other than the Group Companies set forth on Section 5.02(b) of the Disclosure Schedule, no Group Company, owns or holds the right to acquire or otherwise receive any stock, partnership interest, joint venture interest, or other Equity Securities in any other Person. There are no voting trusts, proxies, or other Contracts in effect with respect to the voting or transfer of any Equity Securities of any Group Company, including the Purchased Securities. There are no registration or similar rights outstanding with respect to any Equity Securities of any Group Company, including the Purchased Securities. There are no outstanding debt or similar securities or instruments with voting or similar rights with respect to any Group Company.

(b) Section 5.02(b) of the Disclosure Schedule sets forth (i) the number of issued and outstanding Equity Securities of each Group Company (other than the Company), and (ii) the record and beneficial owner of all such Equity Securities. The Equity Securities set forth on Section 5.02(b) of the Disclosure Schedule are validly issued, fully paid, and non-assessable, and except as set forth on Section 5.02(a) of the Disclosure Schedule, such Equity Securities constitute the only outstanding Equity Securities of the Group Companies.

5.03 No Violation; Consents and Approvals. Except as set forth on Section 5.03 of the Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of any Group Company, (b) violate any Law applicable to, binding upon, or enforceable against any Group Company in any material respect, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contract to which any Group Company is bound, (d) result in the creation or imposition of any Lien upon any of the material property, material rights, or material assets of any Group Company, or (e) except for such filings as may be required under the HSR Act or any other Antitrust Laws, require the consent or approval of any Governmental Authority, except in the case of the foregoing clauses (c) and (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04 Financial Statements. The Seller has made available to the Buyer true, correct and complete copies of the (a) audited consolidated balance sheets of the Group Companies as of December 31, 2021 and December 31, 2022, and the related, audited, and consolidated statement of operations, stockholders’ (or members’) equity, and cash flows for the years ended December 31, 2021 and December 31, 2022 (the “Audited Financial Statements”), and (b) unaudited consolidated balance sheets of the Group Companies as of August 27, 2023 (the “Latest Balance Sheet Date”), and the related statement of operations for the eight (8) month period ended on the Latest Balance Sheet Date (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are consistent with the books and records of the Group Companies, which have been maintained in a manner consistent with sound accounting practices and in accordance with GAAP, and fairly present in all material respects the financial position of the Group Companies at each of the balance sheet dates and the results of operations for each of the periods covered thereby. Except as otherwise set forth on Section 5.04 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP as consistently applied by the Group Companies, except that the Interim Financial Statements do not reflect ordinary year-end adjustments and do not contain footnote disclosures and other presentation items, none of which would be material, individually or in the aggregate. No Group Company is a party to, or has a commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar Contract or any off-balance sheet arrangements. The Group Companies have established and maintain a system of internal controls reasonably sufficient to provide reasonable assurance (i) regarding the reliability of the Group Companies’ financial reporting and the preparation of financial statements for external purposes consistent with past practice and in accordance with GAAP, (ii) that receipts and expenditures of the Group Companies are being made only in accordance with the authorization of the Group Companies’ management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Group Companies’ assets that could have a material and adverse impact on the Group Companies’ financial statements; and since the Lookback Date, the Group Companies have not received any material, unresolved complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Group Companies or any of their respective internal accounting controls. All accounts receivable of the Group Companies reflected in the Financial Statements have arisen from bona fide transactions in the ordinary course of business consistent with past practice and represent valid obligations to the Group Companies. To the Knowledge of the Seller, there is no contest, claim, or right of set-off relating to the amount or validity of any such receivables that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Group Companies’ inventory is of a quality and quantity usable and, with respect to raw materials, work-in-process inventory and finished goods, saleable in the Ordinary Course of Business, and no previously sold inventory is subject to refunds or rebates materially in excess of those historically experienced by the Group Companies.

5.05 Undisclosed Liabilities. The Group Companies do not have any liability, contra-assets, obligations, or commitments of any nature (whether absolute, contingent, matured or unmatured, or otherwise), except for liabilities (a) reflected in the Financial Statements (including footnotes), (b) that have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business, none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law, (c) otherwise disclosed on Section 5.05 of the Disclosure Schedule, (d) that would not be required to be reflected on a consolidated balance sheet or the notes thereto of the Group Companies, or (e) that are not individually or in the aggregate material to the Group Companies. The Group Companies do not have any material liability under the terms of any express or implied warranties relating to any services provided or sold or any product or system manufactured, designed, installed, fabricated, serviced, inspected, maintained, assembled, shipped, distributed, or sold prior to the Closing in excess of any warranty reserve set forth in the Financial Statements (if any). Since the Lookback Date, no product or system manufactured, designed, installed, fabricated, serviced, inspected, maintained, assembled, shipped, distributed, or sold by the Group Companies has been the subject of any material product liability claim.

5.06 Absence of Certain Developments. Since the Latest Balance Sheet Date (in the case of clause (a), through the entry into this Agreement), except for the transactions contemplated by this Agreement and the Related Agreements, and except as otherwise set forth on Section 5.06 of the Disclosure Schedule, there has not been with respect to the Group Companies or their businesses, any (a) Material Adverse Effect or (b) action that, if taken during the Interim Period without the prior written consent of the Buyer, would violate Section 6.04(a)(ii).

5.07 Litigation. Except as set forth on Section 5.07 of the Disclosure Schedule, (a) there are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Group Companies, (b) there are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing against any of the Group Companies’ Affiliates relating to the business of any of the Group Companies, in each case, at Law or in equity, before or by any Governmental Authority, which, if adversely determined, would reasonably be expected to, individually or in the aggregate, have a material effect on the Group Companies, taken as a whole, or which would reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer, the Seller or any Group Company to effect the Closing, and (c) no Group Company is subject to any outstanding Order that would reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or which would reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer, the Seller or any Group Company to effect the Closing.

5.08 Environmental Matters. Except as set forth on Section 5.08 of the Disclosure Schedule or as would not reasonably be expected to be material to the Group Companies, taken as a whole, since the Lookback Date, (a) neither the businesses of the Group Companies nor the operation thereof has violated any applicable Environmental Law and there has been no condition or occurrence which, with notice or the passage of time or both, would constitute a violation of or result in any liability under any Environmental Law (including with respect to the Leased Real Property), (b) the Group Companies possess and have possessed all environmental Permits required under any applicable Environmental Law for the conduct or operation of the businesses of the Group Companies (or any part thereof), and the Group Companies have operated in compliance with all of the requirements and limitations included in such environmental Permits (including with respect to the Leased Real Property), (c) the Group Companies have not received any notice, Order, or claim indicating that the businesses of the Group Companies or the operation of any of their facilities is or may be in violation of any Environmental Law or any environmental Permit or that it is or may be liable under any Environmental Law, and (d) there are no Proceedings involving the Group Companies pending or, to the Knowledge of the Seller, threatened relating to any Environmental Law violations or Hazardous Substances. Except as set forth on Section 5.08 of the Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Lookback Date, no property currently owned, leased, occupied, or operated by the Group Companies (including soils, groundwater, surface water, buildings, and surface and subsurface structures) is Contaminated with any Hazardous Substance and no product or system manufactured, designed, installed, fabricated, distributed or sold by the Group Companies since the Lookback Date has been Contaminated with any Hazardous Substances (as of the date sold). The Seller has made available to the Buyer true, correct, and complete copies of all material environmental reports and other material environmental information prepared since the Lookback Date in the possession of the Seller and its Affiliates relating to the properties or operations of the Group Companies.

5.09 Title to Properties.

(a) Except as set forth on Section 5.09(a) of the Disclosure Schedule or any assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date, the Group Companies have valid title to, or a valid leasehold interest in (or other right to use), all of the material tangible personal property owned by the Group Companies, free and clear of all Liens except for Permitted Liens. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other material items of tangible personal property of the Group Companies are in all material respects in good operating condition and repair, subject to ordinary wear and tear.

(b) Section 5.09(b) of the Disclosure Schedule sets forth a summary of all leases for leased assets that have annual rental payments in excess of $200,000 and all real property leases regardless of annual rental payment amount, describing the name of the lessor and the address for the premises leased under each applicable real property lease (the “Leased Real Property”). The Group Companies have made available to the Buyer a true, correct, and complete copy of each real property lease and all amendments and modifications thereto, and such real property leases have not been modified or amended, in each case, in a material respect, since the Latest Balance Sheet Date.

(c) All of the Group Companies’ real property leases (the “Real Property Leases”) are in full force and effect, and valid and enforceable in accordance with their respective terms. No Group Company has received any written notice of any event of default or event which constitutes (with notice or lapse of time or both) a material default by such Group Company under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid or are otherwise reflected in the Working Capital. No Group Company has received written notice that the landlord with respect to any Real Property Leases would refuse to renew such Real Property Lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience.

(d) The Leased Real Property set forth in Section 5.09(d) of the Disclosure Schedule sets forth a true, correct and complete list of all of the leased real property used or occupied by the Group Companies in the operation of the businesses of the Group Companies. With respect to the Real Property Leases, (i) the Group Companies’ possession and quiet enjoyment of such Leased Real Property has never been disturbed, and there are no current disputes with respect to any such Real Property Lease, (ii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full, (iii) the Group Companies do not owe any brokerage commissions or finder’s fees with respect to any such Real Property Lease, and (iv) none of the Real Property Leases is subject to any sublease, license, or other right of another party to use or occupy such Leased Real Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, the buildings, structures, improvements, fixtures, building systems, and equipment, and all components thereof, included in the Leased Real Property are in working order and suitable for the purposes for which they are currently being used or proposed to be used in connection with the businesses of the Group Companies. No Group Company nor any of its Affiliates has received any written notice of any pending or threatened condemnation of any Leased Real Property by any Governmental Authority nor are there any public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect any of the Leased Real Property, in each case, that would reasonably be expected to, individually or in the aggregate, materially interfere with the business or operations of the Group Companies as currently conducted.

(e) Section 5.09(e) of the Disclosure Schedule sets forth a true, correct and complete list of the street addresses of each parcel of real property owned by the Group Companies (the “Owned Real Property”). With respect to each parcel of Owned Real Property, except as set forth on Section 5.09(e) of the Disclosure Schedule (i) the applicable Group Company holds good and insurable title to such parcel of Owned Real Property, free and clear of all deeds of trust and Liens, other than Permitted Liens, (ii) there are no pending or, to the Knowledge of the Seller, threatened eminent domain or condemnation proceedings or sales or dispositions in lieu thereof relating to, such Owned Real Property or, to the Knowledge of the Seller, any other lawsuits or claims that materially affect and adversely impair the current use or value of such Owned Real Property, (iii) except for Permitted Liens, the Group Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered, entered into any sublease, license, option, right, concession, or other similar Contract granting to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iv) other than the right of the Buyer pursuant to this Agreement, there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof, and (v) since the Lookback Date, no Group Company has received written notice of violations of any building or zoning regulations or any other Laws applicable to the operation of such Owned Real Property, except where such noncompliance would not materially adversely affect the current use thereof or has been resolved. Except as set forth on Section 5.09(e) of the Disclosure Schedule, no Group Company is a party to any agreement or option to purchase any Owned Real Property or interest therein. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, the buildings, structures, improvements, fixtures, building systems, and equipment, and all components thereof, included in the Owned Real Property are in working order and suitable for the purposes for which they are currently being used or proposed to be used in connection with the businesses of the Group Companies.

5.10 Compliance with Laws; Anti-Corruption; Trade Controls. The Group Companies are, and since the Lookback Date have been, in compliance with all applicable Laws in all material respects. Except as set forth on Section 5.10 of the Disclosure Schedule, since the Lookback Date, no Group Company has been cited, fined, or otherwise notified in writing by any Governmental Authority of any material failure to comply with any material Laws or been bound by any Order. Since the Lookback Date, none of the Group Companies, nor any of their respective directors, officers, or employees (the “Company Relevant Persons”) nor, to the Seller’s Knowledge, agents or representatives or third parties acting at the direction or on behalf of the Group Companies (the “Other Relevant Persons”) has, directly or indirectly, given, offered, promised, or authorized or agreed to give, or received, any money or other thing of value to or from any Person in violation of any applicable Laws relating to corruption, bribery or money laundering, including the Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”), or otherwise taken any action that would cause the Group Companies to be in violation of Anti-Corruption Laws. None of the Group Companies nor any Company Relevant Person nor, to the Seller’s Knowledge, any Other Relevant Person is or has been since the Lookback Date, (i) (A) a Person listed on any sanctions- or export-related restricted party list maintained by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) or any other Governmental Authority, (B) owned, directly or indirectly, or controlled by, one or more Sanctioned Persons or (C) a national of a country or region that is (or whose government is) or has been the subject of a comprehensive OFAC embargo (a “Sanctioned Country”) ((A) through (C) collectively, a “Sanctioned Person”), (ii) organized, resident or located in a Sanctioned Country, (iii) engaged in any dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) (A) knowingly engaged in any direct or indirect dealings involving China’s Xinjiang Uyghur Autonomous Region (“XUAR”) in violation of law, including, but not limited to, with any Person designated pursuant to OFAC’s Executive Order 13818 or (B) imported any goods subject to U.S. Customs and Border Protection’s (“CBP”) Withhold Release Order relating to products produced in China’s XUAR presenting forced labor indicators or (v) otherwise violated economic sanctions administered by OFAC or any other Governmental Authority, or applicable export, reexport, transfer or import control Laws, including the Export Administration Regulations and the customs and import Laws administered by CBP. Since the Lookback Date, no Group Company (or any of its Affiliates, to the extent related to the business of any Group Company) has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency or other customer with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or sanctions Laws (including, for the avoidance of doubt, export control and customs laws or laws relating to economic sanctions administered by the U.S. government and similar Anti-Corruption Laws). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each of the Group Companies has, since the Lookback Date (1) complied with applicable Trade Controls, (2) maintained in place and implemented controls and systems to comply with applicable Trade Controls, and (3) not been the subject of or otherwise involved in enforcement actions or, to the Knowledge of the Seller, investigations by any Governmental Authority or other Proceedings with respect to any actual or alleged violations of Trade Controls, and not been notified in writing of any such pending or threatened actions.

5.11 Permits. Except as set forth on Section 5.11 of the Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole: (a) the Group Companies possess in full force and effect all material Permits required by any Laws to own and operate the businesses of the Group Companies as currently conducted and operated; and (b) the Group Companies (i) are not in material violation of any Permits (or, to the extent relating to Permits or the failure to maintain a Permit, Laws), and, to the Knowledge of the Seller, no Governmental Authority, or third party has threatened any such Proceeding with respect thereto, and (ii) have not received written notice that any Governmental Authority has taken or is taking action to limit, suspend, modify, or revoke any Permits.

5.12 Labor and Employment Matters.

(a) The Seller has made available to the Buyer a true, correct, and complete list as of October 7, 2023 of the (i) name, (ii) title or position (including whether full-time or part-time and whether exempt or non-exempt), (iii) hire or retention date, (iv) current annual base compensation rate or contract fee and (v) current rate of commission, bonus or other incentive-based compensation of all employees of the Group Companies, including any Employee who is on a leave of absence of any nature, paid, or unpaid, which is set forth in Section 5.12(a) of the Disclosure Schedule.

(b) Section 5.12(b) of the Disclosure Schedule sets forth, with respect to each Group Company, all collective bargaining agreements currently in effect. Except as set forth on Section 5.12(b) of the Disclosure Schedule, (i) there is currently no organized effort by any labor union to organize any employees of the Group Companies into one (1) or more collective bargaining units, and there has been no such effort since the Lookback Date, (ii) no Group Company has experienced any strike, work stoppage, slowdown, lockout, material arbitration or material grievance, or other material labor disputes, claim of unfair labor practices, or other collective bargaining dispute since the Lookback Date and none are pending or, to the Knowledge of the Seller, threatened in writing, and (iii) no Group Company has committed any material unfair labor practice since the Lookback Date. Each of the Group Companies is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, the Group Companies do not (i) hire individuals unauthorized to work in the United States, (ii) currently employ individuals that are not authorized to work in the United States, or (iii) engage through sub-contracts the services of individuals that are not unauthorized to work in the United States.

(d) To the Knowledge of the Seller, (i) there is no pending audit of the Group Companies’ I-9 Employment Verification Forms or of their “labor certification applications” and related “public access files” at any of their locations, and (ii) the Group Companies have not been advised by any Governmental Authority of an intention to audit any of their locations.

(e) Each Group Company has complied with the Worker Adjustment and Retraining Notification Act, as amended.

5.13 Employee Benefit Plans.

(a) Section 5.13(a) of the Disclosure Schedule sets forth a list of all material Plans. For purposes of this Agreement, “Plan” means each employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability or other insurance plan, program, agreement, or arrangement sponsored or maintained by the Group Companies or contributed to, required to be contributed to by any Group Company for the benefit of its employees or former employees and their dependents or beneficiaries, or with respect to which any of the Group Companies has any liability, other than plans established pursuant to statute.

(b) Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received either a favorable determination letter from the Internal Revenue Service or is a pre-approved prototype or volume submitter plan and no event has occurred that would reasonably be expected to affect the qualified status of such Plan. Except as set forth on Section 5.13(b) of the Disclosure Schedule, the Plans comply in all material respects with the requirements of the Code, ERISA, and all applicable Laws.

(c) Except as set forth on Section 5.13(c) of the Disclosure Schedule, with respect to the Plans, all required contributions or premium payments have been made or properly accrued, in all material respects for any period through the date hereof or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the financial statements.

(d) With respect to each material Plan, to the extent applicable, the Seller has made available to the Buyer true, correct, and complete copies of (i) plan documents, amendments, and related trust agreements, (ii) all material correspondence with all Governmental Authorities with respect to each such Plan since 2021, (iii) the latest financial statements for such Plan, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (v) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA), and (vi) the most recent determination letter from the Internal Revenue Service.

(e) No Group Company currently maintains, has ever maintained, is required currently, or has ever been required to contribute to or otherwise participate in, any defined benefit pension plan or any plan, program, or arrangement subject to Title IV of ERISA. No Group Company currently participates or has ever participated in, or is required currently to contribute to or has ever been required to contribute to, any Multiemployer Plan (as defined in Section 3(37) of ERISA). No Group Company currently participates or has ever participated in, or is required currently to contribute to or has ever been required to contribute to, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each Plan.

(g) No Proceeding with respect to any Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened in writing that would reasonably be expected to result in material liability to the Group Companies.

(h) No Group Company has liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA with respect to which no Group Company pays any portion of the premium.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of any Group Company under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any trust or other funding vehicle or (v) limit or prohibit the ability to amend, merge, terminate or receive a reversion of assets from any Plan or related trust.

(j) No Group Company has an obligation to gross-up or make any other payment to or with respect to any employee, former employee, director or other service provider on account of Taxes or other losses imposed under Section 409A or Section 4999 of the Code.

5.14 Tax Matters.

(a) Each of the Group Companies has timely filed all material Tax Returns that are required to be filed by such Group Company (taking into account any extensions validly obtained) and such Tax Returns are accurate and complete in all material respects. All Taxes imposed on any of the Group Companies, whether or not shown as owing on any such Tax Returns, have been fully and timely paid or, if not yet due and payable, properly accrued in accordance with GAAP, consistently applied. All material Taxes that any Group Company is obligated to withhold from amounts owing or paid to any employee, creditor, shareholder, or other Person have been fully and timely paid or, if not yet due and payable, properly accrued in accordance with GAAP, consistently applied.

(b) Except as set forth in Section 5.14(b) of the Disclosure Schedule, no Group Company is the subject of any audit or other examination of Taxes by a Taxing Authority or other legal or judicial proceeding with respect to Taxes and, no such audit, examination or other proceeding is contemplated or pending. No Taxing Authority has asserted, assessed, proposed or has threatened in writing to assert, assess or propose any adjustment to any Tax Return or deficiency for material Taxes in respect of the Group Companies. The Group Companies have not waived or extended any statute of limitations in respect of Taxes payable by any of them, which waiver or extension is currently in effect.

(c) Since the Lookback Date, no claim has been made in writing by any Taxing Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. Within the last two (2) years, none of the Group Companies has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d) None of the Group Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(e) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a Tax period ending on or prior to the Closing Date, including from an adjustment pursuant to Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law) relating to a change made prior to the Closing in the method of accounting, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, or (v) any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13 or any excess loss account within the meaning of Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law). None of the Group Companies has any liability to make any payment pursuant to Section 965 of the Code.

(f) None of the Group Companies (i) is a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement, or arrangement (other than commercial agreements entered into in the Ordinary Course of Business not primarily related to Taxes) or (ii)(A) has been a member of an affiliated, consolidated, combined, unitary, or similar group (other than an affiliated, consolidated, combined, unitary, or similar group the common parent of which is or was the Company) or (B) has any Liability for the Taxes of any Person (other than any Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor, by contract or otherwise.

(g) There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Group Companies.

(h) None of the Group Companies has requested or obtained a Tax ruling, or is a party to any closing agreement, that, in each case, would bind any of the Group Companies with respect to any taxable period (or portion thereof) that begins after the Closing.

(i) Section 5.14(i) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each of the Group Companies.

(j) Northern Star Industries, Inc. was, at all times since January 1, 1990 until March 28, 2018, a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code for U.S. federal and applicable state and local income tax purposes, and a valid and timely election pursuant to Section 338(h)(10) of the Code was made with respect to the acquisition by Northern Star Holdings Inc. of Northern Star Industries, Inc.

5.15 Insurance. Section 5.15 of the Disclosure Schedule lists each material insurance policy maintained by or on behalf of each Group Company, including the name of the insurer, the name of the policyholder and the policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, and no Group Company is in material breach or material default thereunder. All premiums with respect to the Insurance Policies covering all periods up to and including the Closing Date have been or will be paid or accrued therefor, and no written notice of cancellation or termination has been received by any Group Company with respect to any Insurance Policy. All the Insurance Policies are, to the extent applicable, with reputable insurance carriers, provide adequate coverage for all normal risks incident to the businesses of the Group Companies and their properties and assets, and are in character and amount customary by Persons engaged in similar businesses and subject to the same or similar risks. True, correct, and complete copies of all such Insurance Policies have been made available to the Buyer prior to the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, no act or failure to act has occurred that has caused or would reasonably be expected to cause any Insurance Policy to be canceled or terminated, and all notices and acts required to be given or done thereunder by the Group Companies or their Affiliates (to the extent related to the business of any Group Company) have been properly given or done in a timely fashion. There has been no failure to give any notice or present any claim under any Insurance Policy in a timely fashion or as otherwise required by such insurance policies, and, to the Knowledge of the Seller, there are no events that have occurred that could reasonably be expected to result in a claim against such insurance policies. There was no material inaccuracy in any application for such policies or binders. At no time since the Lookback Date has any Group Company been denied any insurance or indemnity bond coverage that it has requested, suffered any material reduction in the scope or amount of its insurance coverage, received written notice from any of its insurance carriers that any insurance coverage would not be available in the future on substantially the same terms as then in effect, suffered any extraordinary increase in premium for renewed coverage, or had any lapse in any type of coverage.

5.16 Affiliated Transactions. Except as set forth on Section 5.16 of the Disclosure Schedule:

(a) there are no (i) Contracts to which any or all or multiple Group Companies is now, or has ever been, a party, on the one hand, and to which the Seller or an Affiliate of the Seller or any Group Company is also a party, (ii) transactions, arrangements, or understandings between any Group Compan(y)(ies), on the one hand, and the Seller, or any Affiliate of the Group Companies, on the other hand, or (iii) transactions, arrangements, or understandings between the Seller or any Affiliate of the Seller (other than the Group Companies), on the one hand, and any director, officer or other employee (or any immediate family member of any such director or officer), on the other hand, relating in any respect to the business of the Group Companies or any such director, officer or other employee’s services provided to the Group Companies (any such Contract, transaction, arrangement or understanding, a “Related Party Agreement”);

(b) neither the Seller nor any Group Company, any officer or director of any Group Company, or any immediate family member of any such officer or director, (i) has any direct or indirect financial interest in any competitor, supplier, or contractor of any Group Company or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which any Group Company uses or has used in the conduct of its business or otherwise; and

(c) no Group Company has any liability or any other obligation of any nature whatsoever to the Seller or any Affiliate of the Seller, or any Group Company, or any officer, director, or equity holder of any Group Company, the Seller or any of their respective Affiliates or any immediate family member of any such officer, director, or equity holder.

5.17 Material Contracts.

(a) Section 5.17(a) of the Disclosure Schedule sets forth a list of all Contracts, including all amendments and supplements thereto, to which any Group Company is a party and by which any Group Company is bound, meeting any of the descriptions set forth below (collectively, whether or not set forth on Section 5.17(a) of the Disclosure Schedule, referred to herein as the “Material Contracts”):

(i) all Contracts relating to any material business acquisition by or on behalf of any Group Company since the Lookback Date (or any Contract relating to any acquisition with any pending “earnout,” contingent purchase price, or similar contingent payment obligation or any pending material indemnification or similar obligations) or that contain a put, call, right of first refusal, right of first offer, or similar right or obligation or any other obligation pursuant to which any Group Company would be required to, directly or indirectly, purchase or sell, as applicable, any equity interests or assets, properties or businesses of any Person;

(ii) all written Contracts for the employment of any current officer, individual employee, or other individual on a full-time or consulting basis;

(iii) all Contracts relating to Funded Debt of any Group Company;

(iv) all guaranties of any obligation for Funded Debt;

(v) all Contracts under which any Group Company is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental payments exceed $200,000;

(vi) all Contracts under which any Group Company is lessor of or permits any third party to hold or operate any personal property for which the annual rental payments exceed $175,000;

(vii) all Contracts under which any Group Company grants or receives any license or covenant-not-to-sue with respect to any Intellectual Property (other than non-exclusive licenses granted to a Group Company for generally commercially available “off the shelf” software involving payments of less than $350,000 in the aggregate and non-exclusive licenses of Company Owned IP granted to customers in the Ordinary Course of Business, or non-exclusive, royalty-free licenses to Intellectual Property granted in Contracts primarily for the provision of tangible goods or services (excluding software) to or from any Group Company in which all such Intellectual Property is incidental and immaterial to the transactions contemplated in such agreement); and

(viii) all Contracts that contain a non-competition covenant of any Group Company or any of its Affiliates (including, following the Closing, the Buyer and its Affiliates) or that otherwise limits or purports to limit the ability of any Group Company or any of its Affiliates (including, following the Closing, the Buyer and its Affiliates) to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts or purports to restrict the right of any Group Company or any of its Affiliates (including, following the Closing, the Buyer and its Affiliates) to sell to or purchase from any Person, or that grants the other party or any third Person “most favored nation” status (provided, for the avoidance of doubt, this clause (viii) shall not apply to any Contract to which any Group Company is not a party);

(ix) all Contracts with a Material Customer or Material Vendor;

(x) all Contracts providing for slotting, slot reservation, bill and hold, or similar arrangements;

(xi) all Contracts containing any future capital expenditure obligations of any Group Company in excess of $250,000;

(xii) all Contracts that have future sums due from or to the Group Companies during the twelve (12)-month period commencing on the date hereof or in any twelve (12)-month period thereafter in excess of $500,000, in each case, not otherwise covered by another clause of this Section 5.17(a) (provided, that the Seller will not be required to disclose in Section 5.17(a)(xii) of the Disclosure Schedule any purchase orders on account of this clause (xii));

(xiii) all Contracts related to any settlement of any material Proceeding;

(xiv) all material Real Property Leases; and

(xv) any captive consulting agreements.

(b) The Seller has made available to the Buyer true and correct copies of all written Material Contracts (and true and correct written descriptions of the material terms of any non-written Material Contracts). No Group Company is, nor, to the Knowledge of the Seller, is any other party to any Material Contract, in breach of, or in default under, any Material Contract, except where such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as set forth on Section 5.17(b) of the Disclosure Schedule, each Material Contract is valid, binding, and in full force and effect, except for such failures to be valid, binding, or in full force and effect that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

5.18 Material Customers; Material Vendors.

(a) Section 5.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of the Material Customers. In the past two (2) years, there has been no (i) suspension or termination of, or materially adverse change to, the business relationship between any Group Company or any of its Affiliates (to the extent related to the business of any Group Company) and any Material Customer, material reduction in purchase of products or services from the Group Companies by the Material Customer, written notice from any Material Customer that such customer intends to terminate or cancel a Material Contract to which a Group Company is a party, or, to the Knowledge of the Seller, indication of any intent by any Material Customer to initiate or effect any of the foregoing and (ii) no Group Company or, to the extent relating to the business of the Group Companies, has engaged, or is engaging, in a material dispute with any Material Customer in a manner that would reasonably be expected to materially impact the Group Companies’ business.

(b) Section 5.18(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Material Vendors. In the past two (2) years, there has been no (i) suspension or termination of, or materially adverse change to, the business relationship between any Group Company or any of its Affiliates (to the extent related to the business of any Group Company) and any Material Vendor, material reduction in supply of products or services to the Group Companies by the Material Vendor, written notice from any Material Vendor that such vendor intends to terminate or cancel any Material Contract to which a Group Company is a party, or, to the Knowledge of the Seller, indication of any intent by any Material Vendor to initiate or effect any of the foregoing and (ii) no Group Company has engaged, or is engaging, in a material dispute with any Material Vendor in a manner that would reasonably be expected to materially impact the Group Companies’ business.

5.19 Intellectual Property; Information Technology; Data Privacy.

(a) Section 5.19(a) of the Disclosure Schedule contains a list of all of the registered or issued Intellectual Property, and all applications for registration or issuance of Intellectual Property, owned by one or more of the Group Companies (“Company Registered IP”), setting forth as to each such item, as applicable, the item or title, the application or registration number and date, the legal (and, if different, record) owner and the jurisdiction in which such item is issued, registered or pending with the relevant Governmental Authority or registrar. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, the Group Companies are current in the payment of all registration, maintenance, and renewal fees with respect to each item of Company Registered IP and each such item is subsisting, valid and enforceable. Each item of Intellectual Property owned or purported to be owned by one or more of the Group Companies (“Company Owned IP”), including the Company Registered IP, is exclusively owned by a Group Company free and clear of all Liens other than Permitted Liens.

(b) Except as set forth in Section 5.19(b) of the Disclosure Schedule or as would not reasonably be expected to be material, individually or in the aggregate, to the Group Companies, taken as a whole, (i) the Group Companies own and possess all right, title and interest in and to, or possess the right to use, all Intellectual Property and applications therefor used in, held for use in, or otherwise practiced by, the operation of the businesses of the Group Companies as currently conducted and will continue to possess such right, title, or interest immediately following the Closing, (ii) the Group Companies have not received any written notices of (A) infringement, dilution, misappropriation, or other violation from any Person with respect to the conduct of any Group Company’s business or use of any Intellectual Property or (B) challenging the validity, use, enforceability, or ownership of any Company Owned IP, (iii) no Person is infringing, diluting, misappropriating, or otherwise violating any Company Owned IP and no Group Company has, within the six (6) years prior to the date of this Agreement, sent any notice to any Person alleging such infringement, dilution, misappropriation, or other violation, and (iv) none of the Company Owned IP or products, services, or business conduct of the Group Companies infringes, dilutes, misappropriates, or otherwise violates, or has within the six (6) years prior to the date of this Agreement infringed, diluted, misappropriated, or otherwise violated, any other Person’s Intellectual Property.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each employee, contractor, or other Person who contributed to the creation, invention or development of Intellectual Property for or on behalf of any Group Company has executed and delivered, and to the Knowledge of the Seller has complied with, a valid and enforceable Contract with a Group Company that assigns to a Group Company all of such Person’s right, title, and interest in such Intellectual Property (to the extent such rights do not vest initially in a Group Company by operation of law). No such Person owns, or has any right, claim, interest, or option with respect to, any Company Owned IP, nor has any such Person made, or to the Knowledge of the Seller threatened, any assertion with respect to any alleged ownership, right, claim, interest, or option in any Company Owned IP.

(d) The Group Companies have implemented commercially reasonable measures to protect and maintain the confidentiality of any confidential information or trade secrets owned or held by the Group Companies, and, except as would not reasonably be expected to be material to the Group Companies, there has been no loss, misappropriation, or, misuse of any such confidential information or trade secrets.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, as a result of any Contract to which any Group Company is a party or bound, cause the Buyer or any of its Affiliates or any Group Company to (i) grant (or be subject to any obligation to grant) to any Person any right, title, or interest in or to, or be restricted in the use of, any Company Owned IP or Intellectual Property owned by the Buyer or any of its Affiliates (ii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by a Group Company in the absence of this Agreement or the consummation of the transactions contemplated hereby.

(f) No Group Company has used Open Source Software in any manner that would or would reasonably be expected to require or result in (i) the disclosure or distribution in source code form of any material proprietary software owned by a Group Company, (ii) any Person being permitted to make derivative works of such software, or (iii) any other material limitation, restriction, or condition on the rights of the Company with respect to its use or distribution of such software.

(g) Except as set forth in Section 5.19(g) of the Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, all hardware, software, networks, platforms, computer systems, telecommunications systems, and other information technology systems owned or licensed by, or used or otherwise held for use in the business of, the Group Companies (the “Company Systems”) are in good working order and condition and sufficient for the purposes for which they are intended to be used in such business. The Group Companies have established and maintained appropriate information handling, business continuity, and disaster recovery plans, procedures, and facilities consistent in all material respects with customary industry practice and applicable Data Privacy Requirements. No Group Company has experienced any material defect in design, workmanship, or material in connection with the use of the Company Systems that has not been corrected without material liability or business disruption. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, no Company Systems contain any computer code or any other procedures, routines or mechanisms which may (i) disrupt, disable, harm, or impair the Company Systems’ operations, (ii) cause damage or corruption to any data, storage media, programs, equipment, or communications of any Group Company or its clients, or otherwise interfere with the Group Company’s operations, or (iii) permit any unauthorized third Person to access any Company Systems to cause disruption, disablement, harm, impairment, damage, erasure, exfiltration, or corruption.

(h) (i) Each Group Company, and the Processing of Personal Data by or on behalf of any Group Company, has been in compliance with all applicable Privacy Laws and Contracts and policies of the Group Companies relating to privacy, data protection, and the Processing of Personal Data (collectively, “Data Privacy Requirements”), except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (ii) following the consummation of the transactions contemplated hereby, the Buyer and its Affiliates and each Group Company will have the same right to Process any Personal Data currently Processed in connection with the businesses of the Group Companies that the Group Companies have immediately prior to the Closing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (iii) each Group Company has taken reasonable steps (including implementing, maintaining and monitoring compliance with organizational, physical, and technical measures with respect to information security that materially comply with all applicable Data Privacy Requirements) to protect (A) the integrity, physical, and electronic security and continuous operation of the Company Systems and (B) all Personal Data and trade secrets stored on or Processed by the Company Systems, including against unauthorized access, acquisition, use, modification, alteration, or disclosure, (iv) each Group Company contractually requires each service provider, independent contractor, or vendor that Processes Personal Data on behalf of the Group Company to comply with all applicable Data Privacy Requirements, (v) since the Lookback Date, there have been no material breaches (including ransomware attacks), violations, outages, disruptions, or unauthorized uses of, or accesses to, the Company Systems; nor any material unauthorized access to or use, loss, rendering unavailable, or acquisition of, Personal Data or trade secrets stored thereon or Processed thereby, (vi) no disclosure of the foregoing items in (v) has been made, or is required to be made, by any Group Company under any applicable Data Privacy Requirements to any Governmental Authority or Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, and (vii) there have been no material claims, complaints, or warnings by a Person or material enforcement notices or audit requests from a Governmental Authority, received by, nor material Proceedings pending or threatened in writing against, any Group Company, alleging a material violation of any Data Privacy Requirements.

5.20 Sufficiency of Assets. The Group Companies own good and marketable title to, or have the valid right to use under a lease or license of, all of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property used in the operation of the Group Companies’ businesses as currently conducted. Such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property, together with all other properties, assets, and rights of the Group Companies, will be, as of the Closing, sufficient for the continued operation and conduct of the Group Companies’ business immediately after the Closing in substantially the same manner as conducted as of the date hereof, and constitute all of the rights, property, and assets currently used in, and that would reasonably be expected to be material to, the operation of the businesses of the Group Companies as currently conducted. Neither the Seller nor any of its Affiliates (other than the Group Companies) holds any assets, properties, or rights used in, or necessary for the conduct of, the businesses of the Group Companies.

5.21 No Brokers. Except as set forth in Section 5.21 of the Disclosure Schedule, the Group Companies have not incurred any obligation for any finder’s, broker’s, or agent’s fees, or commissions or similar compensation in connection with the transactions contemplated hereby.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01 Closing Conditions. During the Interim Period the Parties shall, subject to Section 6.03, which shall solely govern any matters with respect to Governmental Authorities, the HSR Act or any other Antitrust Law, use their reasonable best efforts to cause the applicable conditions set forth in Article II to be satisfied and to consummate the transactions contemplated herein by the Outside Date.

6.02 Notices and Consents.

(a) Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an agreement to, directly or indirectly, sell, assign, transfer, convey, or deliver any interest in any asset or liability or any claim or right or any benefit arising thereunder or resulting therefrom if such sale, assignment, transfer, conveyance or delivery, without the consent of any Person (including Governmental Authorities) other than the Seller and its Affiliates, (i) would constitute a breach or other contravention of the rights of such Person, (ii) would be ineffective under, or contravene, applicable Law, or (iii) would in any way adversely affect the contractual rights of any Group Company or, upon transfer, the Buyer (collectively, “Approvals” and such assets and liabilities, “Non-Assignable Assets and Liabilities”). Any such sale, conveyance, assignment, assumption, transfer or delivery or agreement to do the same shall be made subject to the applicable Approval being obtained.

(b) The Parties shall use reasonable best efforts from and after the entry into this Agreement and for a period of twelve (12) months following the Closing to obtain, or cause to be obtained, any Approval (other than antitrust Approvals, which will be governed by Section 6.03) (the “Non-Antitrust Approvals”). If any such Non-Antitrust Approval is not obtained prior to the Closing, but the conditions to the Closing set forth in Article II have nonetheless been satisfied or waived, then the Closing shall nonetheless take place in accordance with the terms of this Agreement, and thereafter, for a period of twelve (12) months following the Closing Date, each of the Seller and the Buyer will reasonably cooperate with each other and will use reasonable best efforts (i) to obtain all necessary Non-Antitrust Approvals (provided, that neither the Seller nor any of its Affiliates shall be required to expend any money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any such Person) and (ii) to cooperate, upon written request of the Buyer, in endeavoring to obtain for the Buyer, at no cost to the Buyer, an arrangement to provide for the Buyer substantially comparable benefits thereof until the earlier of (A) receipt of the applicable Non-Antitrust Approval and the valid assignment of the applicable Non-Assignable Asset and Liability to the Buyer and (B) the expiration or termination of the applicable Non-Assignable Asset and Liability in accordance with its terms and (iii) to treat the Buyer as the owner of such asset for Tax purposes as of the Closing Date; provided, that the Buyer shall indemnify the Stockholder in respect of all liabilities of the Seller and any of its Affiliates in respect of each such arrangement and underlying Non-Assignable Asset and Liability. Upon obtaining the requisite Non-Antitrust Approvals thereto, such Non-Assignable Asset and Liability shall be deemed sold, assigned, transferred, conveyed, and delivered to, and purchased, acquired and accepted by, the Buyer hereunder. For the avoidance of doubt, the obligations of the Parties or their respective Affiliates pursuant to Section 6.03 shall not be affected by this Section 6.02.

(c) Without limiting the generality of Section 6.01 or Section 6.02, promptly following the entry into this Agreement, the Seller will deliver the notices set forth in Section 6.02 of the Disclosure Schedule to the third parties set forth on Section 6.02 of the Disclosure Schedule and will use reasonable best efforts (which shall not include the payment for a consent or similar fee) to obtain the third party consents and licenses set forth on Section 6.02 of the Disclosure Schedule.

6.03 Regulatory Filings.

(a) General. Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper, and advisable under applicable Law to consummate the transactions contemplated, as promptly as reasonably practicable, and in no event later than the Outside Date, including to (i) obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, permit, certificate, or order required to be obtained or made by the Buyer, the Seller or any of their Subsidiaries, in connection with this Agreement and the consummation of the transactions contemplated herein and (ii) make all necessary or advisable filings, and thereafter make any other required or advisable submissions, with respect to this Agreement under any applicable Law, including the HSR Act and any other Antitrust Laws. The Parties shall, and shall cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, permits, or orders and the making of all such filings.

(b) Filings Under Antitrust Laws. In furtherance of the foregoing, the Parties agree to make, and to cause their Affiliates to make, (i) an appropriate filing under the HSR Act within seven (7) Business Days after execution of this Agreement and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and (ii) make any other filings under any applicable Antitrust Law as promptly as practicable and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to any applicable Antitrust Law. The Buyer shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws. The Buyer and the Seller shall, and shall cause their respective Affiliates to, use reasonable best efforts to comply as promptly as reasonably practicable with any request under the HSR Act or any other Antitrust Laws to provide information, documents, or other materials requested by any Governmental Authority. In the event the Parties each receives a Request for Additional Information and Documentary Material (a “Second Request”) or a civil investigative demand requesting materials and information similar to that usually demanded in a Second Request in connection with the transactions contemplated by this Agreement, the Buyer and the Seller shall, and shall cause their respective Affiliates to, use reasonable best efforts to comply with such request as promptly as reasonably practicable; it being understood and agreed that, in the event of any Second Request, the Buyer’s reasonable best efforts shall include using reasonable best efforts to actively engage with representatives of the relevant Governmental Authority promptly following the Buyer’s receipt of the Second Request, and in any event within ten (10) Business Days of the Buyer’s receipt thereof. In the event the Governmental Authority disputes the adequacy of compliance by a Party with respect to a Second Request, subpoena, or civil investigative demand, the applicable Party shall, and shall cause its Affiliates to, use reasonable best efforts to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.

(c) Regulatory Approvals. Each Party shall, and shall cause its Affiliates to (i) use their reasonable best efforts to resolve objections, if any, asserted by any Governmental Authority of competent jurisdiction under any Antitrust Laws with respect to this Agreement or the transactions contemplated by this Agreement, and (ii) take all actions necessary to obtain promptly all consents, approvals, authorizations, declarations, waivers, licenses, permits, certificates, or orders from any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including to secure the termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws, and otherwise resolve any objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement under any Antitrust Law prior to the Outside Date, including, in the case of the Buyer and the Group Companies, divesting or holding separate any assets or voting securities, terminating or modifying any existing relationships or contractual rights, or entering into a consent decree order requiring the divestiture or holding separate of any assets or voting securities or the termination or modification of existing relationships and contractual rights (such actions, “Remedial Actions”); provided, notwithstanding anything to the contrary herein, nothing in this Agreement shall require (1) the Group Companies to agree to or take any Remedial Actions, which are not conditioned on the Closing, (2) the Buyer to agree to or take any Remedial Actions with respect to the businesses of the Buyer or any of its Affiliates (which, for the avoidance of doubt, excludes the business of the Group Companies prior to the Closing), (3) the Buyer to agree to or take any Remedial Actions which would be reasonably likely to result in a Regulatory Material Adverse Effect on the business of the Group Companies, or (4) the Buyer to defend any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby or to cause to be lifted or rescinded any injunction, judgment, order or ruling entered by any Governmental Authority adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d) Cooperation. The Parties agree to coordinate and cooperate in good faith with each other in all respects in connection with their efforts to obtain all consents, approvals, authorizations, declarations, waivers, licenses, permits, certificates or orders, waiting period expirations, or terminations from any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including (1) cooperating in all respects in connection with any filing, submission, investigation, or other inquiry, providing such other information and assistance as the other Party may reasonably request, and consulting with the other in connection with any filing, submission, investigation, or other inquiry, (2) keeping the other Party promptly informed of any non-ministerial communication with any Governmental Authority or other Person regarding any of the transactions contemplated hereby (and promptly providing copies of any written non-ministerial communications to the other Party), (3) providing the other Party with a reasonable opportunity to (x) review and comment on any proposed non-ministerial communication to any Governmental Authority (such comments to be considered in good faith), (y) consult with the other Party prior to any meeting or conference with any Governmental Authority or other Person, and (z) to the extent permitted by such Governmental Authority or other Person, permit the other Party to attend and participate in such meetings; provided, however, that materials provided pursuant to the foregoing clauses (1) to (3) may be redacted (A) to remove references concerning the valuation of the Parties or their respective Affiliates, (B) as necessary to comply with contractual arrangements and, (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of the Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.03(d) as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials.

(e) Control of Strategy. Notwithstanding anything in this Agreement to the contrary, in consultation with the Seller (including consideration in good faith of the views of the Seller), the Buyer shall be entitled to lead the strategy and course of action for seeking and obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Law; provided, that the Buyer’s actions or inactions, as well as its coordination and cooperation with the Seller in connection therewith with respect to the HSR Act or any other Antitrust Law are in accordance with the Buyer’s obligations under Sections 6.03(a)-(d).

(f) Obligations Cumulative. The Parties’ obligations in this Section 6.03 are cumulative, and a Party’s obligations in any specific clause of this Section 6.03 shall not be interpreted to limit in any way the Parties’ obligations in any other clause.

6.04 Conduct of the Business.

(a) During the Interim Period, except as expressly contemplated or required by this Agreement, expressly set forth on Section 6.04(a) of the Disclosure Schedule, required by applicable Law or consented to in advance writing by the Buyer (in the case of clause (ii) below only, which consent shall not be unreasonably withheld, delayed or conditioned), the Seller (i) shall, and shall cause each of the Group Companies (and, solely to the extent relating to the business of the Group Companies, its other Affiliates (excluding limited partners or portfolio companies of any Comvest Fund)) to, use their reasonable best efforts to carry on the businesses of the Group Companies in the Ordinary Course of Business and substantially in the same manner as previously conducted and maintain its relations and goodwill with Governmental Authorities, customers, vendors, suppliers, licensors, licensees, distributors, creditors, and employees, and (ii) shall not, and shall cause the Group Companies and, to the extent relating to the business of the Group Companies, its other Affiliates, not to:

(A) (1) increase, or accelerate the vesting of, the compensation or benefits (including retention, severance or termination payments) payable, or to become payable, by any Group Company to any of its respective officers, employees, directors, independent contractors, consultants, or Affiliates, (2) adopt, amend, modify, pay, award, or increase, any severance, insurance, pension, or other employee benefit plan, payment, or arrangement made to, for or with any such officers, employees, directors, independent contractors, consultants, or any Affiliate of any Group Company, in each case, other than to the extent any of the foregoing would be included in the Transaction Expenses Amount, and other than changes to health and welfare plans in the Ordinary Course of Business, (3) pay or award or modify in any respect any change in control, severance, retention, bonus, equity or incentive compensation, (4) hire or terminate the employment of any Group Company employee with annual base salary in excess of $200,000, other than terminations for cause, (5) fund any rabbi trust or similar arrangement, or (6) enter into, amend, or modify any collective bargaining agreement;

(B) change, other than as required by changes in Law or GAAP, any accounting policies, principles, or methodologies or the manner the Group Companies keep their books and records or change any of the Group Companies’ current practices with regard to accounting for sales, receivables, inventory, payables, or expenses (including any change in depreciation or amortization policies or rates);

(C) other than with respect to this Agreement or sales of inventory in the Ordinary Course of Business, sell, assign, transfer, lease, license, subject to a Lien (other than Permitted Liens), or otherwise dispose of, or enter into a Contract to sell, assign, transfer, lease, license, subject to a Lien (other than Permitted Liens), or otherwise dispose of, any asset or property having a value in excess of $250,000 individually, or $1,000,000 in the aggregate;

(D) (1) merge or consolidate any Group Company with any other Person or restructure, reorganize, recapitalize, convert or completely or partially liquidate or dissolve any Group Company, or otherwise make any changes in the ownership of the Group Companies, including through the issuance, repurchase, redemption, assignment, sale, pledge, disposal, grant, license or transfer of any Equity Securities of any Group Company or through filing for bankruptcy or taking any similar action, (2) reclassify, split, combine, subdivide, or redeem, purchase or otherwise or offer to acquire, directly or indirectly, any Equity Securities of any of the Group Companies or (3) acquire, directly or indirectly, in any manner (whether by merger, consolidation, the purchase of an equity interest in or the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof or any assets of any other Person or any portion thereof or interest therein, other than the acquisition of inventory in the Ordinary Course of Business;

(E) form or acquire any Subsidiaries of any Group Company;

(F) make any loans, advances, guarantees, or capital contributions to or investments in any Person, other than loans, advances, guarantees, or capital contributions from any of the Group Companies to any wholly owned Subsidiary of a Group Company;

(G) redeem, repurchase, prepay, defease, assume, guarantee, issue or incur or otherwise become liable for or modify in any respect the terms of any Funded Debt for borrowed money or hedging or derivative Contracts (or any other arrangements designed to provide protection against fluctuations in interest or currency rates or commodity price) except for (1) any Funded Debt for borrowed money among a Group Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of a Group Company, (2) guarantees by a Group Company of Funded Debt for borrowed money of its wholly owned Subsidiaries or guarantees by wholly owned Subsidiaries of a Group Company of Funded Debt for borrowed money of a Group Company or any other wholly owned Subsidiary thereof, which Funded Debt is incurred in compliance with this clause (G), or (3) any other Funded Debt for borrowed money incurred by any of the Group Companies in the Ordinary Course of Business in an amount not to exceed $50,000 in aggregate principal amount and/or exposure outstanding, in each case, at any time incurred;

(H) make or authorize any payment of, or accrual or commitment for, any capital expenditures in excess of $350,000, except as set forth on Section 6.04(a)(ii)(H) of the Disclosure Schedule;

(I) terminate or fail to renew any Material Contract, amend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, rights or interests pursuant to or in, any Material Contract or enter into any Contract that would have been a Material Contract had it been entered into prior to the date hereof, except, with respect to failures to renew any Material Contract, to the extent any of the foregoing actions occurs in the Ordinary Course of Business;

(J) enter into, conduct, engage in, or otherwise operate any material new line of business;

(K) cancel, modify or waive any debts or claims held by or owed to any Group Company or their respective businesses;

(L) cancel any of the Group Companies’ insurance policies or fail to pay the premiums on the Group Companies’ insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain coverage substantially similar to the Group Companies’ current insurance policies in the Ordinary Course of Business;

(M) (x) commence any Proceeding or (y) waive, release, assign, compromise, or settle any Proceeding (or demand or claim that would reasonably be expected to lead to an Proceeding) (for the avoidance of doubt, including with respect to matters in which any Group Companies is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any Proceeding (or demand or claim that would reasonably be expected to lead to a Proceeding) that (1) is not brought by a Governmental Authority, (2) is for an amount not to exceed, for any such compromise or settlement, $75,000, individually, or for all such compromises and settlements, $200,000 in the aggregate, that will be paid prior to Closing, (3) does not impose any non-monetary relief or obligation on any Group Company (or, following the Closing, the Buyer or any of its Affiliates), and (4) does not involve the admission of wrongdoing by any Group Company or any of their respective officers or directors;

(N) defer payments of any accounts payable, accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any accounts receivable, or otherwise modify existing credit, collection or payment policies or procedures with respect to accounts receivable, unearned income or accounts payable, in each case, in any material respect;

(O) adopt, change, or revoke any material Tax election, adopt or change any material Tax accounting method, change any Tax classification, settle or compromise any material Tax claim or assessment, amend any Tax Return, enter into any closing agreement with a Taxing Authority, apply for or request any Tax ruling or extend or waive any statute of limitation in respect of Taxes;

(P) adopt any amendments to the Organizational Documents of any of the Group Companies except as may be required by this Agreement or any Related Agreement or, to the extent it would materially delay the consummation of the transactions contemplated hereby or otherwise be material to the Buyer, the Organizational Documents of the Seller;

(Q) encumber, sell, grant, modify, abandon, allow to lapse, dispose of or terminate any Company Owned IP (other than grants of non-exclusive licenses to service providers solely for the purpose of providing services to the Group Companies in the Ordinary Course of Business); or

(R) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.04(a)(ii).

(b) During the Interim Period, no Group Company nor the Seller or any of its Affiliates shall enter into any Related Party Agreement following the entry into this Agreement or transfer (or agree to transfer) any assets, properties, or rights of the businesses of the Group Companies to the Seller or any of its Affiliates (other than the Group Companies).

(c) Notwithstanding anything contained in this Agreement to the contrary, any action taken or omitted to be taken by the Seller or the Group Companies or any of their Affiliates that otherwise could represent a failure by the Group Companies to operate in the Ordinary Course of Business arising out of, in response to, in connection with, or as a result of, any of the following shall not be deemed a breach of this Section 6.03: the use of available cash to repay any Funded Debt, Transaction Expenses, or Taxes of the Group Companies prior to 12:01 a.m. Eastern Time on the Closing Date so long as such transaction, and the impact thereof, is reflected in the Pre-Closing Statement and Closing Statement.

(d) Nothing in this Section 6.03 is intended to result in the Seller or the Group Companies ceding control to the Buyer of the Seller’s or the Group Companies’ operations.

6.05 Access to Information. During the Interim Period, the Seller shall provide the Buyer and the Buyer’s authorized agents and Representatives reasonable access at reasonable times, and upon reasonable notice, to the senior management of the Group Companies and to the Contracts, properties, offices, facilities, assets, books, and records of the Group Companies (and, to the extent relating to the Group Companies, of the Seller and its Affiliates); provided, that (a) all such access shall be coordinated in advance through Harris Williams LLC, (b) such access does not unreasonably interfere (as determined by the Seller in its reasonable discretion) with the operation of the Group Companies’ business and shall be subject to the Group Companies’ reasonable security measures and insurance requirements, (c) the Buyer and its authorized agents and Representatives shall not initiate contact or otherwise initiate communications with the employees, customers, or suppliers of the Group Companies with respect to the transactions contemplated by this Agreement unless, in each instance, approved in writing in advance by the Seller, and (d) nothing herein shall require the Seller or the Group Companies to furnish to the Buyer or provide the Buyer with access to information that legal counsel for the Seller or the Group Companies reasonably concludes would reasonably be expected to violate Antitrust Laws issues or that is subject to attorney-client privilege which would be jeopardized by providing such access (the limitations in the foregoing clauses (b) and (d), the “Access Limitations”); provided, that the Seller shall, and shall cause its Affiliates and the Group Companies, as applicable, to, use reasonable best efforts to provide such access in a manner which does not violate such Antitrust Laws or jeopardize such privilege, as applicable. During the Interim Period, in the event the Seller or any Group Company (or any of their respective Affiliates) conducts a physical inventory at any of the Group Companies’ facilities in Michigan or Iowa, (i) any such physical inventory shall be conducted in the Ordinary Course of Business, (ii) the Seller shall provide the Buyer with reasonable advance notice of any such physical inventory and up to six (6) Representatives of the Buyer shall have the right and option (but not the obligation) to participate in any such physical inventory solely as an observer (and any such Representatives shall not have any right to provide any instructions, influence or active involvement in any such physical inventory (provided, that the Buyer and its Representatives shall hold in confidence any information with respect to any such physical inventory pursuant to, and in accordance with, the Confidentiality Agreement), and (iii) the Seller shall provide the Buyer with the results of any such physical inventory within five (5) Business Days of completion. For the avoidance of doubt, the rights described in the immediately preceding sentence shall apply to each physical inventory conducted by the Group Companies at any of their respective facilities in Michigan or Iowa even if there are multiple physical inventories conducted. The Seller and the Group Companies and their respective Representatives shall not avoid conducting or postpone a physical inventory outside the Ordinary Course of Business and shall also not avoid conducting or postpone a physical inventory with the purpose of restricting the Buyer’s ability to participate in or observe a physical inventory.

6.06 Notice of Developments.

(a) During the Interim Period, the Seller shall disclose to the Buyer in writing any material variances or inaccuracies from the representations and warranties contained in Article IV or Article V to the extent failure to do so would prevent the satisfaction of the conditions set forth in Article II. Notwithstanding the foregoing, any notice of any material variance or inaccuracy shall not be deemed to modify any of the representations or warranties contained herein or modify the Disclosure Schedule in any respect.

(b) During the Interim Period, the Buyer shall disclose to the Seller in writing any material variances from the Buyer’s representations and warranties contained in Article III to the extent failure to do so would prevent the satisfaction of the conditions set forth in Article II. Notwithstanding the foregoing, any notice of any material variance or inaccuracy shall not be deemed to modify any of the representations or warranties contained herein.

6.07 Exclusivity. During the Interim Period, the Seller and its Affiliates shall not, and shall direct their directors, officers, employees, investment bankers, and other Representatives not to, directly or indirectly, (a) solicit, initiate, or knowingly encourage the initiation of any Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal, or (c) agree to approve any Acquisition Proposal. Immediately following the entry into this Agreement, the Seller and its Affiliates shall cease and cause to be terminated any and all discussions and negotiations with third parties regarding any Acquisition Proposal and shall instruct, and use commercially reasonable efforts to cause, Harris Williams LLC to request such third parties to either return or destroy all confidential information made available to them in connection therewith.

6.08 Confidentiality Agreement. The Parties acknowledge and agree that as of the date hereof, and continuing through the Closing, the Buyer, the Seller and each of their respective Affiliates, employees and advisors are and remain bound by the terms of the Confidentiality Agreement, in accordance with the terms, and subject to the conditions, set forth therein.

6.09 Financing.

(a) Prior to the Closing, the Seller shall, and shall cause each of the Group Companies to, and the Seller and each of the Group Companies shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation that is reasonably requested by the Buyer to assist the Buyer in the arrangement of any Financing. Such cooperation shall be limited to the following:

(i) making senior management and advisors of the Group Companies available to participate in a reasonable number of meetings, calls, presentations, and due diligence sessions (including accounting due diligence sessions) with proposed lenders, underwriters, initial purchasers, or placement agents, and in sessions with rating agencies, including direct contact between appropriate members of senior management of the Group Companies, on the one hand, and the actual and potential Financing Sources, on the other hand;

(ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing; and

(iii) to the extent reasonably requested in writing at least ten (10) Business Days prior to the Closing Date, all documentation and other information with respect to the Group Companies that is required by regulatory authorities under applicable “know-your-customer” rules and regulations under the USA PATRIOT Act.

(b) Notwithstanding the provisions of Section 6.09(a), or any other provision of this Agreement to the contrary, nothing in Section 6.09(a) will require the Seller, any member of the Group Company, nor any of their respective Affiliates or Representatives, to (i) pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or enter into any agreement in connection with the Financing (other than agreements entered into and liability incurred by the Group Companies that only becomes effective upon the Closing and shall not be an expense or liability of the Seller), (ii) enter into any definitive agreement prior to the Closing (other than delivery of customary authorization and representation letters in connection with the Financing), (iii) give any indemnities that are effective prior to the Closing, (iv) take any action that will violate its Organizational Documents or applicable Laws, (v) prepare any financial statements, projections or other similar materials, (vi) provide access to or disclose information that constitutes attorney work product or that Seller reasonably determines would jeopardize any attorney-client privilege of Seller or any of its Affiliates or its or such Affiliates’ respective Representatives or which is restricted or prohibited under applicable legal requirements, or (vii) take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Material Contract to which Seller or any of its Affiliates or its or such Affiliates’ respective Representatives is a party or bound or any obligations of confidentiality binding on Seller or any of its Affiliates or its or such Affiliates’ respective Representatives. No action, liability or obligation of the Seller, any of its Affiliates or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document, or instrument (other than customary authorization and representation letters) relating to the Financing will be required to be effective until the Closing, and neither the Seller nor any of its Affiliates will be required to take any action pursuant to any certificate, agreement, arrangement, document, or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing (other than customary authorization and representation letters). The Company and its Representatives shall not be required to take any action that would unreasonably interfere with the operation of the business of the Company or require any director, officer or employee of the Company to execute any solvency certificate or similar document. So long as the Seller complies with its obligations under this Section 6.09, in no event shall the Seller, any member of the Group Company, nor any of their respective Affiliates or Representatives have any liability to the Buyer or any of its Affiliates with respect to this Section 6.09, it being understood that nothing in this Section 6.09 shall be interpreted to restrict the ability of Buyer to obtain specific performance of this Section in accordance with Section 10.11.

(c) All non-public or other confidential information provided by the Seller or any of its Representatives to the Buyer pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Buyer will be permitted to disclose such information to any Financing Sources or prospective Financing Sources that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such information is furnished by the Buyer subject to customary confidentiality undertakings in connection with the Financing; provided that the Buyer will be responsible for any breach of confidentiality by such Financing Sources.

(d) The Buyer shall promptly, upon request by the Seller, reimburse the Seller and the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Seller’s preparation of its annual and quarterly financial statements) incurred by the Seller, the Company or any of their respective Subsidiaries in connection with the Financing, including the cooperation contemplated by Section 6.09(a), and shall indemnify and hold harmless the Seller, its Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the Financing and any information used in connection therewith, except with respect to (i) any information provided in writing by the Seller or its Affiliates for use in connection with the Financing, including financial statements, (ii) any gross negligence, willful misconduct, Fraud, or bad faith by the Seller or its Affiliates or, in each case, their respective Representatives, or (iii) the material breach of this Agreement thereby.

6.10 Resignations. On the Closing Date, if requested by the Buyer not less than (3) Business Days prior to the Closing Date, the Seller shall deliver the duly executed resignation in form and substance reasonably satisfactory to the Buyer (effective as of the Closing) of the directors and officers of any of the Group Companies identified by the Buyer.

6.11 Related Party Agreements. Each Group Company and the Seller, as applicable, shall, and shall cause their respective Affiliates to, take such action as necessary to terminate, prior to or concurrently with the Closing, without any liability or other obligation of the Group Companies or any of its Affiliates (including, following the Closing, the Buyer, and its Affiliates) following the Closing, all Related Party Agreements (including any associated guarantees). In addition, all intercompany balances and accounts between any Group Company, on the one hand, and the Seller or any of the Comvest Funds, on the other hand, shall be settled or otherwise eliminated prior to or concurrently with the Closing in a manner reasonably acceptable to the Buyer so as to not impose or increase any liability upon the Group Companies or the Buyer and its Affiliates.

6.12 Code Section 280G. If required to avoid the imposition of Taxes under Section 4999 of the Code and/or the loss of deductions under Section 280G of the Code, in each case, with respect to any payment or benefit due in connection with the transactions contemplated by this Agreement (including, without limitation, upon the occurrence of an event after the Closing Date), Seller shall, no later than two (2) Business Days prior to the Closing Date, deliver to its equityholders a disclosure statement that satisfies the stockholder approval requirements of Section 280G(b)(5)(B) of the Code, soliciting the consent of its equityholders to the payments and benefits due in connection with the transactions contemplated hereby, as disclosed therein. Prior to soliciting the consent of its equityholders, Seller shall, to the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right (even if contingent) to receive any payments or benefits that, individually or in the aggregate, could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), use its best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments and/or benefits, so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) (such payments and/or benefits, solely to the extent waived, the “280G Waived Benefits”). At least four (4) Business Days prior to soliciting the waivers from the disqualified individuals and the consent of its equityholders, Seller shall provide the analysis under Section 280G of the Code, the waivers and the disclosure and approval materials to the Buyer for its review and comment and shall incorporate the Buyer’s reasonable comments. If any of the 280G Waived Benefits fail to be approved as contemplated above, such 280G Waived Benefits shall not be retained by or made or provided to the disqualified individual. To the extent applicable, prior to the Closing Date, Seller shall deliver to the Buyer evidence reasonably acceptable to the Buyer that a vote of Seller’s equityholders was solicited in accordance with the foregoing provisions of this Section 6.12 and that either (a) the requisite number of votes of Seller’s equityholders was obtained with respect to the 280G Waived Benefits, or (b) such approval was not obtained, and, as a result, no 280G Waived Benefits shall be retained, made or provided, as applicable.

6.13 Paying Agent. Following the entry into this Agreement, the Seller shall use commercially reasonable efforts to enter into a Paying Agent Agreement by the Closing providing that the Paying Agent will act as agent for the Seller and otherwise in customary form and reasonably acceptable to the Buyer and the Seller, with such changes as may be required by the Paying Agent.

ARTICLE VII

POST-CLOSING COVENANTS

7.01 Further Assurances. From and after the Closing, upon the reasonable request of the other Party and at such Party’s expense, each of the Parties shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years from and after the Closing, the Buyer shall, to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Closing is, or at any time prior to the Closing was, a director, officer, employee or agent (in the case of any employees (who are not officers) or agents, solely to the extent covered by the Organizational Documents of any Group Company as of the entry into this Agreement) of any Group Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all Losses in connection with any Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer, employee or agent of any Group Company or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of any Group Company or taken at the request of a Group Company (including in connection with serving at the request of a Group Company or as a representative of another Person (including any Plan)), in each case under the foregoing clause (A) or (B), at, or at any time prior to, the Closing (including any Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume all obligations of the Group Companies to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided in the Organizational Documents of any Group Company as in effect as of the entry into this Agreement or in any agreement in existence as of the entry into this Agreement and listed on Section 7.02 of the Disclosure Schedule providing for indemnification between a Group Company and any Indemnitee. Without limiting the foregoing, the Buyer, from and after the Closing, shall cause, unless otherwise required by Law, the Organizational Documents any Group Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers, employees and/or agents and indemnification than are set forth as of the entry into this Agreement in the Organizational Documents of any Group Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Closing, the applicable Group Company, shall, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.02 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.02) as incurred to the fullest extent required under the Organizational Documents of each Group Company as of the entry into this Agreement, and solely as permitted under applicable Law.

(b) At or prior to the Closing, the Buyer shall purchase and maintain a six (6) year “tail” prepaid policy (the “D&O Tail Policy”) on the Company’s and each of its Subsidiary’s current directors’ and officers’ (or Persons holding similar positions) employment practices liability and fiduciary liability policies on substantially comparable terms and conditions (including coverages, deductibles and amounts) to such entity’s current policies or, at the direction and expense of the Buyer and in satisfaction of such obligation, the Company shall purchase such a “tail” prepaid policy; provided, that the premium for any such tail policy shall not exceed 300% of the aggregate annual amount currently paid by the Company of such insurance (300% of such aggregate annual amount, the “Maximum Premium”) and if such tail policy can be obtained only by paying a premium in excess of the Maximum Premium, the Buyer or the Company, as applicable, shall obtain as much coverage as can be obtained by paying a premium equal to the Maximum Premium.

(c) The provisions of this Section 7.02 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs, and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Organizational Documents of the applicable Group Company, by Contract or otherwise.

(d) In the event that (i) the Buyer or, following the Closing, any Group Company, or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) the Buyer or any of its successors or assigns dissolves any Group Company, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer, or such Group Company shall assume all of the obligations thereof set forth in this Section 7.02.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to each Group Company for any of its respective directors, officers, or other employees, it being understood and agreed that the indemnification provided for in this Section 7.02 is not prior to or in substitution for any such claims under such policies.

(f) The Buyer’s obligations under this Section 7.02 shall continue in full force and effect for a period of six (6) years from the Closing; provided, however, that if any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.02 (each, a “Claim”) (whether arising before, at or after the Closing) is brought against an Indemnitee on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 7.02 shall continue in effect until the full and final resolution of such Claim.

7.03 Access to Books and Records. From and after the Closing, subject to the Access Limitations, to the extent reasonably requested in connection with defending any litigation (other than any litigation in which the Buyer or any of its Affiliates, including the Group Companies, is adverse) or preparing financial statements, the Buyer shall, and shall cause the Group Companies to, provide the Seller and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Group Companies with respect to periods prior to the Closing Date.

7.04 Employees; Benefits. The Buyer shall not, and shall cause the Group Companies not to, take any action following the Closing that results in liability to the Seller under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

7.05 Tax Matters.

(a) Transfer Taxes. All transfer Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the sale and transfer of the Purchased Securities pursuant to this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by the Seller, on the one hand, and 50% by the Buyer, on the other hand. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. The Seller and the Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings with respect to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b) Cooperation. From and after the Closing, the Buyer and the Seller shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include taking commercially reasonable efforts to preserve all Tax Returns, books, records and documents relating to any liabilities for Taxes relating to any Pre-Closing Tax Period until the later of the expiration of all applicable statutes of limitations and extensions thereof or a final determination within respect to Taxes for any Pre-Closing Tax Period and providing copies of all reasonably requested relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis to provide an explanation of any documents or information so provided.

(c) Post-Closing Actions. Without the prior written consent of the Seller, none of the Buyer or any of its Affiliates shall (or shall cause or permit any other Person to) (a) amend, re-file or otherwise modify any Tax Return of any Group Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date, (b) make any Tax election that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date, (c) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of any Group Company for any taxable period (or portion thereof) ending on or before the Closing Date, or (d) enter into any voluntary disclosure with any Taxing Authority regarding any Tax or Tax Returns of any Group Company for any taxable period (or portion thereof) ending on or before the Closing Date (including any voluntary disclosure with a Taxing Authority with respect to filing Tax Returns or paying Taxes for any taxable period (or portion thereof) ending on or before the Closing Date in a jurisdiction that any Group Company did not previously file a Tax Return or pay Taxes), in each case, to the extent such action would give rise to, or increase, a liability taken into account in Funded Debt or Working Capital for purposes of determining the Closing Payment, as finally determined.

7.06 Mutual Release.

(a) Subject to Section 7.06(c), if and only if the Closing occurs, the Seller, for itself, its Affiliates (excluding, for the avoidance of doubt, the Group Companies) and its successors and assigns, and their respective Affiliates (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges the Buyer, the Group Companies, and each of their respective predecessors, successors, direct or indirect Subsidiaries and past and present equity holders (excluding, for the avoidance of doubt, the Seller), managers, directors, officers, employees, agents, and other Representatives (collectively, the “Buyer Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, Proceedings or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date and solely to the extent relating to the

Group Companies, which the Seller Releasors can, shall or may have against the Buyer Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or other Proceeding of any kind, in any court or before any tribunal, against any Buyer Released Party based upon any Seller Released Claim; provided, that such Seller Released Claim shall not include (and the provisions of this Section 7.06(a) shall not release or otherwise diminish) any matter arising between a portfolio company or limited partner (or equity or debt investor) of a Seller Releasor, on the one hand, and any Buyer Released Party, on the other hand, that arises in the ordinary course of business and is unrelated to the transactions contemplated hereunder.

(b) Subject to Section 7.06(c), if and only if the Closing occurs, each Group Company and the Buyer, for itself, its Affiliates (excluding, for the avoidance of doubt, the Seller) and its successors and assigns, and their respective Affiliates (collectively, the “Buyer Releasors”), hereby forever fully and irrevocably releases and discharges the Seller and each of its predecessors, successors, direct or indirect Subsidiaries (excluding, for the avoidance of doubt, the Group Companies) and past and present equity holders, managers, directors, officers, employees, agents, and other Representatives (collectively, the “Seller Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, Proceedings or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date and solely to the extent relating to the Group Companies, which the Buyer Releasors can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Buyer Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or other Proceeding of any kind, in any court or before any tribunal, against any Seller Released Party based upon any Buyer Released Claim; provided, that such Buyer Released Claim shall not include (and the provisions of this Section 7.06(b) shall not release or otherwise diminish) (x) any matter between any Group Company and any of its employees or advisors with respect to matters arising in connection with the management or operation of the businesses of the Group Companies (including under any (i) any Organizational Documents for any Group Company in effect as of the date of this Agreement which provide for indemnification rights and obligations, (ii) employment agreement or (iii) restrictive covenant agreement or Intellectual Property protection agreement), or (y) any matter arising between a portfolio company or limited partner (or equity or debt investor) of a Seller Releasor, on the one hand, and a Buyer Released Party, on the other hand, that arises in the ordinary course of business and is unrelated to the transactions contemplated hereunder.

(c) Notwithstanding anything to the contrary in this Section 7.06, neither the “Buyer Released Claims” nor the “Seller Released Claims” shall include, and the provisions of this Section 7.06 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or any Related Agreement, or (ii) any claims for Fraud.

7.07 Restrictive Covenant Agreement.

(a) At the Closing, Seller and each of the Comvest Funds shall execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D (the “Restrictive Covenant Agreement”).

(b) Each Party acknowledges that (i) the agreements contained in the Restrictive Covenant Agreement are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Parties would not enter into this Agreement. Each Party agrees that it shall not challenge the reasonableness of the duration, scope, and area restrictions contained in the Restrictive Covenant Agreement in any Proceeding, regardless of who initiates such Proceeding.

ARTICLE VIII

SURVIVAL

The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any Related Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, except in the case of Fraud, thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) any covenant or agreement to be performed by the Seller or the Buyer prior to the Closing shall survive for six (6) months following the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, other than in the case of Fraud. All covenants and agreements contained in this Agreement that contemplate performance following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. The Buyer further acknowledges and agrees that the Buyer intends to, at the Buyer’s sole cost and expense, purchase a representations and warranties insurance policy (the “R&W Policy”) as the Buyer’s sole and exclusive remedy (except in the case of Fraud) for breaches of any representations and warranty in this Agreement and in any Related Agreement. The R&W Policy shall include a full waiver of subrogation (except in the case of Fraud) against the Seller and its Affiliates, and the Buyer shall not amend, modify, terminate or waive any provision regarding waiver of subrogation set forth in the R&W Policy without the prior written consent of the Seller, to the extent it would eliminate in any way a full waiver of subrogation (except in the case of Fraud) against the Seller.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Buyer and the Seller;

(b) by the Buyer, if (i) there has been a violation or breach by the Seller of any covenant, representation, or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of the Buyer to complete the Closing set forth in Section 2.02(a) and Section 2.02(b) and (A) such violation or breach has not been waived by the Buyer, (B) the Buyer has provided written notice to the Seller of such violation or breach, and (C) if such breach is capable of being cured, the Seller has not cured such violation or breach within the earlier of fifteen (15) Business Days after receiving written notice thereof from the Buyer or the Outside Date, or (ii) the transactions contemplated hereby have not been consummated by April 28, 2024 (subject to any extension pursuant to the following proviso, the “Outside Date”); provided, that if on such date, any of the conditions to Closing set forth in Section 2.02(c), Section 2.02(d), Section 2.03(c) and/or Section 2.03(d) have not been satisfied, but all other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Buyer shall be entitled to extend the Outside Date for an additional three (3) month period by written notice to the Seller, and such date shall become the Outside Date for purposes of this Agreement; provided, however, that the Buyer shall not be entitled to terminate this Agreement pursuant to Section 9.01(b)(ii) if the Buyer’s breach of this Agreement or willful or grossly negligent conduct has been the primary cause of the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the Outside Date; provided, further, that the Buyer shall not be entitled to terminate this Agreement pursuant to Section 9.01(b)(i) if the Buyer is then in material breach of this Agreement;

(c) by the Seller, if (i) there has been a violation or breach by the Buyer of any covenant, representation, or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Seller to complete the Closing set forth in Section 2.03(a) and Section 2.03(b) and (A) such violation or breach has not been waived by the Seller, (B) the Seller has provided written notice to the Buyer of such violation or breach, and (C) if such breach is not capable of being cured, the Buyer has not cured such violation or breach within the earlier of fifteen (15) Business Days after receiving written notice thereof from the Seller or the Outside Date, or (ii) the transactions contemplated hereby have not been consummated by the Outside Date; provided, however, that the Seller shall not be entitled to terminate this Agreement pursuant to Section 9.01(c)(ii) if the Seller’s breach of this Agreement or willful conduct has been the primary cause of the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the Outside Date; provided, further, that the Seller shall not be entitled to terminate this Agreement pursuant to Section 9.01(c)(ii) if the Seller is then in material breach of this Agreement; or

(d) by either the Buyer or Seller, if any Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any injunction, judgment, order, or ruling permanently enjoining, restraining, or prohibiting the transactions contemplated by this Agreement, which shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such injunction, judgment, order, or ruling.

9.02 Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 9.01, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for this Section 9.02, Section 9.03, Article X and pursuant to the Confidentiality Agreement, each of which shall survive the termination of this

Agreement as applicable and in accordance with their terms) including any liability for any claim by a Party that another Party breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the transactions contemplated by this Agreement; provided, that termination of this Agreement shall not eliminate any Party’s liability for Fraud or willful and material breach.

9.03 Termination Fee. Notwithstanding anything to the contrary herein, if both (a) this Agreement is validly terminated pursuant to Section 9.01(b)(ii) and (b) at the time of such termination, the conditions set forth in Sections 2.02(c) (which injunction, judgment, order, ruling or Law is asserted under any Antitrust Law) or 2.02(d) are not satisfied (and the other conditions set forth in Section 2.02 have been satisfied or, with respect to those conditions that by their nature are to be satisfied at the Closing, which conditions are capable of being satisfied (provided, for the purposes of this Section 9.03, the failure of the condition set forth in Section 2.02(d) to be satisfied, by itself, shall not be deemed to constitute a failure of the condition set forth in Section 2.02(e) to be satisfied)), then the Buyer shall pay or cause to be paid to the Seller within five (5) Business Days following valid termination of this Agreement and the Seller’s written notice to the Buyer that such amount is due, a fee equal to $55,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by the Seller in writing at least three (3) Business Days prior to such payment being due. Following termination of this Agreement in circumstances where the Termination Fee is due and payable in accordance with this Section 9.03, the Seller’s right to receive the Termination Fee in full pursuant to this Section 9.03 (together with any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Seller in enforcing this Section 9.03), will be the sole and exclusive remedy of the Seller and the other Seller Releasors against the Buyer, the Guarantor and any other Buyer Released Party for all Losses arising as a result of or in connection this Agreement, the failure of the Closing to occur, any breach of any covenant in this Agreement or the failure of the transactions contemplated hereby to be consummated, and upon payment by the Buyer (or its designee) of such amounts, none of the Buyer Released Parties shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto or any Related Agreement, or any certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity in contract, in tort or otherwise, and neither the Seller nor any other Seller Releasor or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Buyer, the Guarantor or any of the other Buyer Released Parties relating to, arising out of or in connection with this Agreement or any Related Agreement, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination or in respect of any other document or theory of Law or equity; provided, however, that in no event shall the foregoing limitations apply (i) in the event of any Willful Breach by the Buyer or (ii) to any breach of the Confidentiality Agreement following the termination of this Agreement. Without limiting the foregoing, for clarity, in no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance or monetary damages and payment of the Termination Fee.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, upon transmission by e-mail (excluding any “undeliverable” or similar automatic reply), one (1) Business Day after deposit with Federal Express or similar overnight courier service, or three (3) Business Days after being mailed by first class mail, return receipt requested. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a) if to the Buyer or the Guarantor to:

c/o Hubbell Incorporated

40 Waterview Drive

Shelton, CT 06484

Attention: Katherine Lane

Email: kalane@hubbell.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Joshua Cammaker and John Robinson

Email: jrcammaker@wlrk.com and jlrobinson@wlrk.com

(b) if to the Seller, to:

c/o Northern Star Parent Holdings, LLC

360 S. Rosemary Avenue, Suite 1700

West Palm Beach, FL 33401

Attention: Lee Bryan and Marshall Griffin

Email: l.bryan@comvest.com and m.griffin@comvest.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

333 Avenue of the Americas, Suite 4500

Miami, FL 33131

Attention: Frederic L. Levenson and Taylor Berman

Email: flevenson@mwe.com and tberman@mwe.com

10.02 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto), the Related Agreements, and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, and Exhibits constitute a part hereof as though set forth in full above.

10.03 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. On a determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.04 Expenses. Except as otherwise expressly provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

10.05 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by both of the Parties. Any waiver shall only be effective when executed in writing by the waiving Party. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

10.06 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as set forth in Section 7.02, nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties without the prior written consent of the other Party. Notwithstanding the foregoing, the Buyer may assign and transfer this Agreement without the consent of the Seller, in whole or in part, to any Affiliate of the Buyer so long as the Buyer and the Guarantor remain responsible for their obligations hereunder and such assignment would not reasonably be expected to materially delay the Closing.

10.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

10.08 Interpretation; Disclosure Schedule. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to statutes or related regulations shall include all amendments of the same and any successor or replacement statutes and regulations and all references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person). The Disclosure Schedule (and any updated Disclosure Schedule) is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The headings contained herein and in the Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “$” in this Agreement shall be deemed references to United States dollars. Any item or matter required to be disclosed on a particular Disclosure Schedule shall be deemed to have been disclosed where required by the terms of this Agreement for any other Disclosure Schedule to the extent the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule hereto is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material). The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

10.09 Governing Law; Interpretation. All matters relating to the interpretation, construction, validity and enforcement of this Agreement and the Related Agreements shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

10.10 Forum Selection and Consent to Jurisdiction.

(a) The Parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the Delaware Court of Chancery, or to the extent such court declines jurisdiction, the U.S. District Court for the District of Delaware, or to the extent such court declines jurisdiction, any other state court located in Wilmington, Delaware (the “Designated Courts”), and the Parties accept the exclusive jurisdiction of such courts for the purpose of any suit, action or other Proceeding in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

(b) In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or other Proceeding arising out of or relating to this Agreement or any Related Agreement or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any suit, action or proceedings brought in the Designated Courts has been brought in an inconvenient forum.

10.11 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Buyer and the Seller would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any action for specific performance or injunctive relief hereunder.

10.12 Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

10.13 Acknowledgement by the Buyer; Disclaimers.

(a) The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Group Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedule.

(b) The Buyer acknowledges that none of the Seller, the Group Companies, nor any other Person acting on behalf of the Seller or the Group Companies or any of their respective Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Group Companies or their respective businesses or assets, except as expressly set forth in this Agreement or in the Disclosure Schedule. Except as set forth in this Agreement or in the Disclosure Schedule, the Buyer further agrees that neither the Seller nor the Group Companies nor any other Person shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, and any information, document or material made available to the Buyer or the Buyer’s Representatives in certain “data rooms,” management presentations, or any other form in expectation of the transactions contemplated by this Agreement.

(c) THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SPECIFICALLY SET FORTH IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES, OR PROSPECTS OF THE GROUP COMPANIES), ARE SPECIFICALLY DISCLAIMED BY THE SELLER. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d) In connection with the Buyer’s investigation of the Group Companies, the Buyer or its Representatives has received from or on behalf of the Group Companies certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Seller or any other Person with respect thereto, in each case, except for with respect to estimates contained in the Financial Statements. Neither the Seller nor the Group Companies makes any representations or warranties whatsoever with respect to such estimates (other than any estimates contained in the Financial Statements), projections, and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections, and forecasts).

10.14 Confidentiality; Publicity. Except for the initial press release of an Affiliate of the Buyer announcing the entry into this Agreement (which shall be in a form reasonably acceptable to the Seller) and as may be required by Law (including the rules of a national securities exchange), or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates and Representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the Seller and the Buyer; provided, however, that (a) the Seller and its Affiliates shall be permitted to (i) disclose the aggregate amount of consideration provided for herein to their Representatives, members or current investors, (ii) provide general information about the subject matter of this Agreement and the Group Companies (including their performance and improvements) in connection with the Seller or its Affiliates’ fund raising, marketing, informational or reporting activities, and (b) the Parties and their respective Affiliates shall be permitted to disclose and use such confidential information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other agreement entered into in connection with this Agreement and shall also be permitted to make disclosures that are consistent in substance with prior disclosures made without violating this Section 10.14. Except for the initial press release of an Affiliate of the Buyer and disclosures that are consistent in substance with prior disclosures made without violating this Section 10.14, no press release or public announcement related to this Agreement or the transactions contemplated herein, whether on the date hereof or at any time prior to the Closing, any other announcement or communication to the employees, customers, or suppliers of the Group Companies, shall be issued or made by the Buyer or the Seller without the approval of the other Party unless required by Law (including the rules of a national securities exchange) in which case, prior to the Closing, the non-disclosing Party shall have the right to review such press release, announcement, or communication prior to its issuance, distribution, or publication and consult with the other Party with respect thereto.

10.15 Made Available. With respect to all materials that are described as having been made available or delivered to the Buyer (including references to such materials being “made available prior to the date hereof” or similar references), such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or any of its Representatives or agents have been granted access to a data room, electronic data room or website in which such materials were available or delivered to the Buyer in accordance with Section 10.01 prior to the effectiveness of this Agreement.

10.16 Electronic Delivery. This Agreement (including the Disclosure Schedule, Exhibits, and Schedules attached hereto), the Related Agreements, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a portable document format (.pdf), or similar reproduction of such signed writing using electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or any party to any such agreement or instrument shall raise the use of an electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a Contract and each such party forever waives any such defense.

10.17 Group Company Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that, McDermott Will & Emery LLP may serve as counsel to the Seller, on the one hand, and one or more Group Companies, on the other hand, in connection with the negotiation, preparation, execution, delivery, and Closing of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of the transactions contemplated hereby and thereby, McDermott Will & Emery LLP may serve as counsel to the Seller in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the Related Agreements or the transactions contemplated by this Agreement (including claims for indemnification, disputes relating to post-closing adjustments, and disputes involving other agreements entered into in connection with this Agreement) or the Related Agreements notwithstanding such representation or any continued representation of one or more Group Companies, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Buyer and each Group Company, for its and such respective Representatives, acknowledges and agrees that all communications between any of the Group Companies and McDermott Will & Emery LLP made in connection with the negotiation, preparation, execution, delivery, and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of a Group Company and its counsel and would not be subject to disclosure to the Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement, any Related Agreement, or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Seller and such counsel and neither the Buyer nor any Person purporting to act on behalf of or through the Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to any Group Company, and not the Seller. In addition, the Buyer will not, and will cause each of its Affiliates (including following the Closing, the Group Companies) not to, use any attorney-client communication remaining in the records of the Group Companies in a manner that may be adverse to the Seller or any of their Affiliates. Upon and after the Closing, the Group Companies shall cease to have any attorney-client relationship with McDermott Will & Emery LLP, unless and to the extent McDermott Will & Emery LLP is specifically engaged in writing by any Group Company to represent such Group Company after the Closing and either such engagement involves no conflict of interest with respect to the Seller, or the Seller consents in writing at the time to such engagement. Any such representation of the Group Companies by McDermott Will & Emery LLP after the Closing will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if McDermott Will & Emery LLP is representing a Group Company after the Closing, McDermott Will & Emery LLP is permitted simultaneously to represent the Seller in any matter. Furthermore, McDermott Will & Emery LLP is, subject to compliance with applicable rules of professional responsibility and ethics, permitted to withdraw from any representation of a Group Company in order to be able to represent or continue so representing the Seller, even if such withdrawal causes such Group Company or the Buyer additional legal expense (such as to bring new counsel “up to speed”), delay, or other prejudice.

10.18 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement may only be made against the Persons that are expressly identified as Parties.

10.19 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DESCRIBED IN SECTION 10.10. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.19. A COPY OF THIS SECTION 10.19 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

10.20 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Seller, on behalf of itself, its Subsidiaries, and each of its controlled Affiliates hereby (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement or the Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing and except to the extent relating to the interpretation of any provisions in this Agreement, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Sources in any way arising out of or relating to, this Agreement or the Financing, (d) agrees that none of the Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 10.20), and (e) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.20 and that this Section 10.20 may not be amended in a manner materially adverse to the Financing Sources without the written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 10.20 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Financing Entity’s obligations to Buyer under any definitive documentation related to the Financing or the rights of the Company and its Subsidiaries against the Financing Sources with respect to the Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

10.21 Limited Guaranty.

(a) The Guarantor hereby provides an absolute, unconditional and irrevocable guaranty (this “Guaranty”), as a principal and not as a surety, of all payment obligations (including any and all of the payment obligations set forth in Section 1.02(a), Section 1.06, Article VI, Article VII and Article VIII) of the Buyer arising under this Agreement and shall indemnify the Seller and its Affiliates for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by them in enforcing this Guaranty. This Guaranty shall be a continuing guarantee and shall be a guarantee of payment and not merely of collection. The Seller shall not be required to make any demand upon the Buyer, or to pursue or exhaust all of their rights or remedies against the Buyer, prior to making any demand on or invoking any of their respective rights and remedies against the Guarantor pursuant to this Guaranty. The Guarantor hereby agrees that none of the Seller’s rights or remedies nor the Guarantor’s obligations under the terms of this Guaranty shall be released, diminished, impaired, reduced or affected by any claim or defense that this Guaranty was made without consideration or is not supported by adequate consideration. The Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Seller, any of its Affiliates or any other entity or other Person primarily or secondarily liable with respect to any of the guaranteed obligations, and all suretyship defenses generally; provided that nothing herein shall constitute a waiver of any rights or defenses of the Buyer or the Guarantor under this Agreement.

(b) The Guarantor represents and warrants to the Seller that: (i) the execution, delivery and performance of this Agreement by the Guarantor has been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement and (ii) this Agreement has been duly and validly authorized, executed and delivered by the Guarantor, and assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

HUBBELL POWER SYSTEMS, INC.

By:	/s/ Gregory A. Gumbs
Name:	Gregory A. Gumbs
Title:	President

GUARANTOR:

HUBBELL INCORPORATED

By:	/s/ Katherine A. Lane
Name:	Katherine A. Lane
Title:	Senior Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:

NORTHERN STAR PARENT HOLDINGS, LLC

By:	/s/ Brad I. LeBouef
Name:	Brad I. LeBouef
Title:	Chief Executive Officer and President

Exhibit A

Definitions

As used herein, the following terms shall have the following meanings:

“280G Waived Benefits” has the meaning set forth in Section 6.12.

“Access Limitations” has the meaning set forth in Section 6.05.

“Accounting Principles” has the meaning set forth in Section 1.05(a).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the assets of any Group Company (excluding sales of assets in the Ordinary Course of Business) or to which a material portion of the revenues or earnings of any such Group Company are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, a material portion of the Equity Securities of any other Group Company, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving, directly or indirectly, a material portion of the Company or any other Group Company (including its Equity Securities or involving the assets of the Company or any other Group Company with a value set forth in clause (a) of this definition); in each case, other than the transactions contemplated by the Agreement.

“Adjustment Escrow Account” has the meaning set forth in Section 1.02(a)(iv).

“Adjustment Escrow Amount” means $11,653,854.

“Affiliate” of any particular Person means, as of the time at which the determination of affiliation is being made, any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 5.10.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state, foreign, and transnational statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition investments by entities that are deemed a foreign entity or by entities that are deemed to have received foreign subsidies for purposes of any applicable law or regulation.

[Exhibit D to Stock Purchase Agreement]

“Approvals” has the meaning set forth in Section 6.02(a).

“Audited Financial Statements” has the meaning set forth in Section 5.04.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03.

“Bonus Payments” means (if any and if applicable) any unpaid payments accrued or due prior to, on or at any time following the Closing from any Group Company to any Person pursuant to a sale bonus, change of control or other similar Contract entered into with such recipient (in each case, other than any such Contract entered into by, or at the written direction of, the Buyer with respect to the period following the Closing).

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or Connecticut are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” has the meaning set forth in Section 2.03(a).

“Buyer Released Claims” has the meaning set forth in Section 7.06(b).

“Buyer Released Parties” has the meaning set forth in Section 7.06(a).

“Buyer Releasors” has the meaning set forth in Section 7.06(b).

“Cash Amount” means, as of 12:01 a.m. Eastern Time on the Closing Date, the aggregate amount of all cash and cash equivalents held by the Group Companies on a consolidated basis at such time, as adjusted for any deposits in transit and outstanding checks (net of issued but uncleared checks or transfers as of such time), in each case, as determined in accordance with the Accounting Principles; provided, that the Cash Amount shall not include any restricted cash or any other cash or cash equivalents to the extent not freely usable by the Group Companies because of any restrictions on use or distribution by Law or Contract. To the extent that any amount required to calculate the Cash Amount on the relevant calculation date is denominated in a currency other than U.S. dollars, such amount shall be translated into U.S. dollars using the exchange rate applicable to obligations payable in the relevant foreign currency published in the U.S. east coast edition of The Wall Street Journal on the applicable calculation date.

“CBP” has the meaning set forth in Section 5.10.

“Claim” has the meaning set forth in Section 7.02(f).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Payment” has the meaning set forth in Section 1.02.

“Closing Statement” has the meaning set forth in Section 1.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Owned IP” has the meaning set forth in Section 5.19(a).

“Company Registered IP” has the meaning set forth in Section 5.19(a).

“Company Relevant Persons” has the meaning set forth in Section 5.10.

“Company Systems” has the meaning set forth in Section 5.19(g).

“Comvest Funds” has the meaning set forth in Section 2.02(m).

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated July 10, 2023, by and between the Guarantor and the Seller, as supplemented by that certain Clean Team Agreement, dated as of September 25, 2023, by and between the Guarantor and the Seller.

“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water, groundwater, or other surface or subsurface environmental media to the extent that any action is legally required of any Group Company by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Contract” means any legally binding contract, license, sublicense, mortgage, indenture, loan agreement, bond, lease, sublease, letter of credit, guarantee, instrument, understanding, concession, franchise obligation, or other agreement (whether written or oral).

“COVID-19” means the Coronavirus Disease 2019 (COVID-19) or any variant thereof.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of March 28, 2018 (as amended), by and among the Company, Northern Star Industries, Inc., as borrower, Keybank National Association, as administrative agent and collateral agent, and the other guarantors and lenders from time to time party thereto.

“D&O Tail Policy” has the meaning set forth in Section 7.02(b).

“Data Privacy Requirements” has the meaning set forth in Section 5.19(h).

“Designated Courts” has the meaning set forth in Section 10.10(a).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer prior to the entry into this Agreement regarding certain exceptions to the representations and warranties in Article IV and Article V hereof and other matters.

“Environmental Laws” means all Laws concerning (a) pollution or protection, investigation, remediation or restoration of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, spill, leaking, pumping, leaching, migrating, escaping, deposit, injection, dumping, or cleanup of any Hazardous Substance, or (b) air, employee exposure to Hazardous Substances, wetlands, pollution, or Contamination or any injury or threat of injury to Persons or property relating to exposure to any Hazardous Substance.

“Equity Securities” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including phantom or cash-settled awards), (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities described in this definition, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, NA.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, the Seller and the Buyer, substantially in the form attached hereto as Exhibit C.

“Estimated Closing Payment” has the meaning set forth in Section 1.03.

“Estimated Working Capital” has the meaning set forth in Section 1.03.

“Financial Statements” has the meaning set forth in Section 5.04.

“Financing” means any third party debt financing for the purpose of financing up to all of the aggregate amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the related fees and expenses of the Buyer.

“Financing Entities” has the meaning set forth in the definition of “Financing Sources”.

“Financing Sources” means the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto (collectively, the “Financing Entities”) and their respective Affiliates, officers, directors, employees and Representatives involved in the Financing and their respective successors and assigns.

“Fraud” means common law fraud under Delaware Law (excluding constructive fraud, equitable fraud, negligent misrepresentation or negligent omission or statutory fraud) by a Person with respect to the making of the representations and warranties set forth in Article III, Article IV or Article V, as applicable.

“Funded Debt” means, without duplication, all obligations of the Group Companies (on a consolidated basis) for (a) indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest or prepayment premiums or penalties related thereto, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith) but shall not include accrued accounts payable, (b) drawn letters of credit, bank guarantees, or bankers’ acceptances, (c) the deferred purchase price of property, assets or services (but excluding any trade payables or accrued expenses arising in the Ordinary Course of Business to the extent included as current liabilities in the calculation of Working Capital), (d) interest rate, commodity or currency swaps, hedging arrangements or other derivative Contracts and any other arrangements designed to provide protection against fluctuations in interest or currency rates or commodity prices, (e) deferred and unpaid portion of the purchase price of any property or services, (f) lease obligations which are required to be classified and accounted for as finance or capital leases under GAAP (which solely for purposes of this clause (f) shall exclude the effects of ASC 842), (g) liabilities evidenced by notes, bonds, debentures or other similar instruments or debt securities, (h) obligations, contingent or otherwise, as an account party or applicable under or in respect of surety bonds, acceptances or similar arrangements (in each case, excluding preapprovals which impose no liability unless drawn (and are not so drawn) or other obligation on any of the Group Companies, and/or undrawn amounts), (i) guarantees of any indebtedness of a third party of the type described in the foregoing clauses, (j) any accrued but unpaid interest and fees and prepayment fees or penalties related to any of the foregoing or triggered by the transactions contemplated hereby, (k) the Pre-Closing Income Tax Amount, and (l) 82.5% of the unearned income balance for advance payments made by customers historically recorded as unearned income on the balance sheet and calculated in accordance with the Accounting Principles. Funded Debt shall not include (i) any Transaction Expenses, (ii) any of the items in the foregoing clauses of this definition to the extent such items are included in the calculation of Working Capital, (iii) the premiums related to the R&W Policy, and (iv) any liabilities related to the Financing.

“Funds Flow” has the meaning set forth in the Section 1.02(b).

“GAAP” means United States generally accepted accounting principles as in effect at the relevant date of application thereof.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, municipal, supranational or local government, governmental or quasi-governmental entity of any nature (including any regulatory commission, board, bureau, agency, court, or regulatory or administrative body) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any self-regulatory organization such as a national securities exchange.

“Group Company” means the Company and each of its direct and indirect Subsidiaries.

“Guarantor” has the meaning set forth in the Preamble.

“Guaranty” has the meaning set forth in Section 10.21.

“Hazardous Substance” means (a) any chemical, substance (including any admixture or solution thereof), material, pollutant, contaminant, material or waste that is regulated under any applicable Environmental Law or classified as “waste,” “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant,” or words of similar meaning under such Environmental Laws, (b) without limiting the foregoing, any asbestos, per- and polyfluoroalkyl substance or substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, mold, radioactive material or radon, and (c) any other substance that gives rise to liability under any Environmental Law as a result of its dangerous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax that is measured, in whole or in part, by reference to income or gain.

“Indebtedness Holders” has the meaning set forth in Section 2.02(i).

“Indemnitee” has the meaning set forth in Section 7.02(a).

“Independent Auditor” has the meaning set forth in Section 1.04.

“Insurance Policies” has the meaning set forth in Section 5.15.

“Intellectual Property” means all intellectual property and proprietary rights, whether registered or unregistered, of every kind and description throughout the world, including all such rights in or associated with (a) copyrights and other rights in works of authorship (including software), (b) patents and other rights in inventions, (c) rights in confidential information and knowhow, including trade secret rights, (d) trademarks, trade names, service marks and other indicia of origin, (e) social media identifiers, domain names URL, and web addresses and (f) all applications, registrations, issuances and licenses for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 5.04.

“Interim Period” means the period commencing upon the entry into this Agreement and ending on the earlier to occur of the Closing or termination of this Agreement pursuant to Article IX.

“Knowledge” when used with respect to the Seller means the actual knowledge, after reasonable inquiry, of Brad LeBouef, Michael Johnson, Al Bloniarz, Michael Momont, and Dan Liebergen, and when used with respect to the Buyer means the actual knowledge, after reasonable inquiry, of Katherine A. Lane.

“Latest Balance Sheet Date” has the meaning set forth in Section 5.04.

“Law” means any U.S. or non-U.S. federal, state, local, provincial or municipal Order, constitution, law, ordinance, rule, regulation, statute, treaty, principle of common law issued, promulgated or enforced by a Governmental Authority having competent jurisdiction over a given matter or by any final and binding Order.

“Leased Real Property” has the meaning set forth in Section 5.09(b).

“Lien” means any lien, charge, mortgage, pledge, security interest, hypothecation, deposit arrangement, title defect, easement, right-of-way, covenant, encroachment or other encumbrance or adverse claim of any kind with respect to a property or asset.

“Lookback Date” means January 1, 2020; provided, that with respect to Keystone Electrical Manufacturing, Inc, the “Lookback Date” means June 21, 2021.

“Losses” means actual damages, penalties, fines, costs, judgments or amounts paid in settlement, liabilities, debts, obligations of any kind, character, description or nature, (whether accrued or fixed, absolute, contingent or otherwise, known or unknown, matured or unmatured, asserted or unasserted), Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing a Person’s rights, provided, however, that Losses shall not include any punitive or special damages (other than those actually awarded in a nonappealable Order by a court of competent jurisdiction or otherwise paid to third parties).

“Material Adverse Effect” means any condition, event, change, circumstance, fact, effect, occurrence or development that, individually or in the aggregate, (x) has, or would reasonably be expected to have, a material adverse effect on the results of operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or businesses of the Group Companies, taken as a whole or (y) would reasonably be expected to prevent, materially delay or materially impair the ability of the Seller or the Group Companies (or their respective Affiliates) to effect the Closing; provided, that, in the case of clause (x) only, any adverse result, condition, event, change, circumstance, fact, effect, occurrence, or development attributable to the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement (provided, that this clause (a) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or to address the consequences of litigation), (b) conditions generally affecting the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Group Companies operate, (c) any action taken or statement made by the Buyer or its Affiliates or their respective Representatives or any action or inaction expressly approved by the Buyer in writing, (d) the taking of any action required by this Agreement, (e) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by a Governmental Authority, in either case, following the entry into this Agreement, (f) actions required to be taken under applicable Laws (including compliance with Laws resulting from or relating to COVID-19) or Contracts, (g) local, regional, national or international political, social or health conditions, including (i) any pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19), (ii) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date hereof or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, (iii) any earthquakes, hurricanes, floods or other natural disasters, or (iv) any acts of God, or in each case of (i) – (iv), the continuation, escalation or worsening thereof, whether or not threatened, occurring or commenced as of the date hereof, (h) any breach, violation or non-performance of any provision of this Agreement by the Buyer or its Affiliates, or (i) the failure by the Group Companies to meet any projections or estimates (although any facts and circumstances that may have given rise to or contributed to any such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); provided, that with respect to a matter described in any of the foregoing clauses (b), (e), (f) or (g), to the extent the impact thereof is disproportionately adverse to the Group Companies relative to the impact thereof on other participants in the industries in which they operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 5.17(a).

“Material Customers” means the ten (10) largest customers of the Group Companies measured by revenue for the twelve (12) months prior to August 31, 2023.

“Material Vendors” means the ten (10) largest suppliers or vendors of the Group Companies measured by aggregate spend for the twelve (12) months prior to August 31, 2023.

“Maximum Premium” has the meaning set forth in Section 7.02(b).

“Negative Adjustment Amount” has the meaning set forth in Section 1.06(b).

“Negotiation Period” has the meaning set forth in Section 1.04.

“Non-Antitrust Approvals” has the meaning set forth in Section 6.02(b).

“Non-Assignable Assets and Liabilities” has the meaning set forth in Section 6.02(a).

“Objection Disputes” has the meaning set forth in Section 1.04.

“Objection Statement” has the meaning set forth in Section 1.04.

“OFAC” has the meaning set forth in Section 5.10.

“Open Source Software” means open source software, including software that is distributed under a license that fits within the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Order” means any order, judgment, injunction, decree, ruling, decision, binding determination, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority or arbitrator (whether public or private).

“Ordinary Course of Business” means an action taken by or on behalf of a Person that is recurring in nature, is consistent (including with respect to frequency and magnitude) with the past practices of such Person and is taken in the ordinary course of the operations of such Person.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws, (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity and any operating agreement, limited liability company agreement, limited partnership agreement or similar agreement, and (c) any amendment to any of the foregoing.

“Other Debt Agreement” has the meaning set forth in Section 2.02(i).

“Other Relevant Persons” has the meaning set forth in Section 5.10.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Owned Real Property” has the meaning set forth in Section 5.09(e).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paying Agent” means Citibank, NA., or any replacement paying agent reasonably acceptable to the Buyer and the Seller.

“Paying Agent Agreement” means the Paying Agent Agreement, by and among the Paying Agent and the Seller, providing that the Paying Agent will act as agent for the Seller and otherwise in customary form and reasonably acceptable to the Buyer and the Seller, with such changes as may be required by the Paying Agent.

“Payoff Letters” has the meaning set forth in Section 2.02(i).

“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, authorizations, registrations, consents or Orders of, or filings with, or notifications to, any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any of the Group Companies, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings by any of the Group Companies, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property which are not violated in any material respect by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently being used or proposed to be used in connection with the businesses of the Group Companies, (e) Liens on goods in transit incurred pursuant to documentary letters of credit, (f) non-exclusive licenses granted in the Ordinary Course of Business which would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, and (g) purchase money Liens and Liens securing rental payments under capital lease arrangements, provided, that with respect to the foregoing clauses (a), (b) and (e), solely to the extent reserves with respect thereto are maintained on the Group Companies’ books in accordance with GAAP.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority, or other entity, of whatever nature.

“Personal Data” means any data or information that constitutes “personal data,” “personal information” or “personally identifiable information,” or that is otherwise protected, under applicable Law or any policy of any Group Company relating to data privacy, information privacy, data protection, information security, cybersecurity, breach response, or data transfer.

“Plan” has the meaning set forth in Section 5.13(a).

“Positive Adjustment Amount” has the meaning set forth in Section 1.06(a).

“Pre-Closing Income Tax Amount” means, without duplication, the sum of all current liabilities for any of the following amounts, in each case, accrued or which should have been accrued as of the Closing Date or which are due and payable or will become due and payable after the Closing Date, determined in accordance with GAAP and applicable Tax Law, (a) any Income Taxes imposed on or required to be withheld by any of the Group Companies for any Pre-Closing Tax Period, determined, with respect to any Straddle Period based on a closing of the books as of the end of the Closing Date, (b) any Income Taxes imposed with respect to any amounts received or accrued by any of the Group Companies in any Pre-Closing Tax Period for which the Buyer or any of its Affiliates (including, after the Closing, the Group Companies) would be liable, including as a result of an inclusion under Section 951 or 951A of the Code, determined as if the taxable year of each “foreign corporation” or entity treated as a partnership owned (directly or indirectly) by the Company closed as of the end of the Closing Date, and (c) any unpaid Income Taxes of the Group Companies as a result of Section 965 or an election under Section 965(h) of the Code; provided, that the amount taken into account for any entity with respect to any jurisdiction shall in no event be less than zero and any such Income Taxes shall be determined by (i) excluding any Income Taxes attributable to any action taken by the Buyer or any of its Affiliates (including, after the Closing, the Group Companies) on the Closing Date after Closing that is outside the Ordinary Course of Business, (ii) excluding any deferred Tax assets and deferred Tax liabilities (in each case within the meaning of GAAP), and any liabilities in respect of any speculative or contingent liabilities for Taxes, (iii) taking into account any estimated Income Tax payments and overpayments of Income Taxes made by a Group Company prior to Closing and which reduce such Group Company’s liability for Income Taxes in the applicable jurisdiction in a Pre-Closing Tax Period, (iv) taking into account any Transaction Tax Deductions as a deduction in a Pre-Closing Tax Period to the extent such Transaction Tax Deductions are deductible in such Pre-Closing Period at a “more likely than not” or higher level of comfort under applicable Law, and (v) continuing the past practices of the Group Companies to the extent there is a “more likely than not” or higher level of comfort for material filing positions under applicable Law. For purposes of this definition, reference to “Income Taxes” shall include (a) any liability for any Income Tax as a result of being a member of an affiliated, consolidated, combined, unitary or similar group and

(b) any liability for the payment of any Income Tax as a transferee or successor or by Contract (other than any commercial agreement entered into in the Ordinary Course of Business not primarily related to Taxes).

“Pre-Closing Statement” has the meaning set forth in Section 1.03.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Privacy Laws” means all Laws worldwide, applicable to the Group Companies, and relating to data privacy, information privacy, data protection, information security, cybersecurity, breach response, or data transfer, including Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the EU General Data Protection Regulation (EU) 2016/679 and all Laws implementing it, the California Consumer Privacy Act of 2018 (and its regulations) and similar laws of other states, state data breach notification Laws, state data security Laws and state social security number protection Laws.

“Proceeding” means any action, suit, charge, claim, complaint, litigation, arbitration or mediation, inquiry, investigation, audit, proceeding (including any civil, criminal, administrative, arbitral or appellate proceeding), prosecution, or hearing.

“Process,” “Processing” or “Processed” means any operation or set of operations which is performed upon data by any means, including processing, collection, recording, organization, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transmission, dissemination, making available, alignment, combination, anonymization, aggregation, blocking, erasure or destruction.

“Purchase Price” means $1,100,000,000 (one billion one hundred million U.S. dollars).

“Purchased Securities” has the meaning set forth in the Recitals.

“R&W Policy” has the meaning set forth in Article VIII.

“Real Property Leases” has the meaning set forth in Section 5.09(c).

“Regulatory Material Adverse Effect” means, with respect to the Group Companies, a material adverse effect on the financial condition, business, revenue or earnings of the Group Companies, taken as a whole.

“Related Agreements” means the assignments of Purchased Securities, and each of the other documents, certificates, and instruments to be delivered hereunder or thereunder, including the Escrow Agreement, the Paying Agent Agreement and the Restrictive Covenant Agreement.

“Related Party Agreement” has the meaning set forth in Section 5.16(a).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant, or any other Person acting in a representative capacity for such Person or, in the case of the Buyer, any existing or potential Financing Source (including lenders and co-investors) or insurer.

“Restrictive Covenant Agreement” has the meaning set forth in Section 7.07(b).

“Sanctioned Country” has the meaning set forth in Section 5.10.

“Sanctioned Person” has the meaning set forth in Section 5.10.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Released Claims” has the meaning set forth in Section 7.06(a).

“Seller Released Parties” has the meaning set forth in Section 7.06(b).

“Seller Releasors” has the meaning set forth in Section 7.06(a).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the Equity Securities, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule, or other document (including any related or supporting information) with respect to Taxes that is filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts and assessments including, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, estimated, severance, escheat, unclaimed property, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on any Group Company.

“Termination Fee” has the meaning set forth in Section 9.03.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30) and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by any other country, except to the extent inconsistent with U.S. law.

“Transaction Expenses” means, the aggregate fees and expenses of the Seller and/or the Group Companies arising from, incurred in connection with or incident to the transactions contemplated by this Agreement which remain unpaid as of immediately prior to the Closing for (a) third party out-of-pocket costs and expenses incurred, due, payable or to be payable by or on behalf of the Group Companies in connection with the transactions contemplated by this Agreement, (b) the Bonus Payments and all other bonuses or similar payments, including any amount representing consideration for the cancellation of stock options granted by Seller or any Affiliate of Seller, if any, payable (at the Closing) to officers, directors and employees of the Group Companies in connection with the consummation of the transactions contemplated by this Agreement (including the employer’s share of payroll, employment, or other similar Taxes if required to be payable with respect to the Bonus Payments and such other payments), and (c) the fees, costs and expenses of the Paying Agent. Transaction Expenses shall not include (i) any Funded Debt, (ii) any of the items in the foregoing clauses of this definition to the extent such items are included in the calculation of Working Capital, (iii) the premiums related to the R&W Policy, (iv) any liabilities related to the Financing, (v) the fees, costs and expenses related to the D&O Tail Policy, and (vi) all filing fees under the HSR Act.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that are payable by the Group Companies.

“Transaction Tax Deductions” means any Income Tax deductions arising from: (a) the incurrence or payment of Transaction Expenses, and (b) the payment of the Funded Debt (including the write-off of any previously deferred financing fees).

“Transfer Taxes” has the meaning set forth in Section 7.05(a).

“Willful Breach” shall mean a deliberate act or a deliberate failure to act taken with the actual knowledge that such act or failure to act would result in a breach of Section 6.03, which breach would reasonably be expected to give rise to, or result in, a failure of the conditions set forth in Section 2.02(c) or Section 2.02(d) (in each case, solely with respect to Antitrust Laws) to be satisfied prior to the Outside Date.

“Working Capital” shall have the meaning set forth on Exhibit B.

“Working Capital Deficit” means the amount by which the Working Capital as of 12:01 a.m. Eastern Time on the Closing Date is less than the Working Capital Target.

“Working Capital Surplus” means the amount by which the Working Capital as of 12:01 a.m. Eastern Time on the Closing Date is greater than the Working Capital Target.

“Working Capital Target” means $116,538,538.

“XUAR” has the meaning set forth in Section 5.10.